Prospectus Supplement                                             Rule 424(b)(3)
(To Prospectus dated May 22, 2002)                    Registration No. 333-87844




                               Motient Corporation

                                6,964,705 Shares

                                  Common Stock


                                 ---------------



         This prospectus supplement supplements the prospectus dated May 22, 2002 relating solely to the offer and sale by the selling stockholders identified in the prospectus of up to 6,964,705 shares of our common stock. This prospectus supplement includes:

o our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on June 4, 2002; and

o the proxy statement for our 2002 Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission on June 7, 2002.



                                 ---------------


          The purchase of our common stock involves a high degree of risk. See "Risk Factors" beginning on page 6 of the prospectus for a discussion of factors that you should carefully consider before purchasing the shares offered by the prospectus and this prospectus supplement.

                                 ---------------


          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ---------------





          The date of this prospectus supplement is June 21, 2002.

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549





                                    FORM 8-K





                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934






         Date of Report (Date of earliest reported event): May 31, 2002



                               MOTIENT CORPORATION
             (Exact name of registrant as specified in its charter)




         Delaware                     0-23044                 93-0976127
      (State or other           (Commission File No.)        (IRS Employer
      jurisdiction of                                        Identification
      incorporation or                                           Number)
       organization)



                            10802 Parkridge Boulevard
                           Reston, Virginia 20191-5416
                                 (703) 758-6000
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

ITEM 4.

     On May 31, 2002, Motient Corporation ("Motient") dismissed its independent auditors, Arthur Andersen LLP ("Arthur Andersen"). The termination of Arthur Andersen will be effective immediately. Motient's Board of Directors approved this decision, which was recommended by the Audit Committee of Motient's Board of Directors. Motient intends to appoint new independent auditors promptly.

     Among the reasons considered by the Board of Directors for the dismissal of Arthur Andersen was Motient's understanding that the local Arthur Andersen office that served Motient was in the process of being acquired and that, following the acquisition, Arthur Andersen would no longer have a significant presence in the Northern Virginia/District of Columbia area for audit services.

     Arthur Andersen's reports on Motient's consolidated financial statements for each of the years ended December 31, 2001 and December 31, 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. The audit report for the year ended December 31, 2001, however, did contain a statement to the effect that certain matters raise substantial doubt about Motient's ability to continue as a going concern and noted that the consolidated financial statements for such period have been prepared assuming that Motient will continue as a going concern.

     During the years ended December 31, 2001 and 2000 and the interim period between December 31, 2001 and the date of this Form 8-K, there were no disagreements between Motient and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

     Motient has provided Arthur Andersen with a copy of the foregoing disclosures. Attached, as Exhibit 99.1, is a copy of Arthur Andersen's letter, dated June 4, 2002, stating its agreement with such statements.


Item 7.  Financial Statements and Exhibits

(c)      Exhibits

The Exhibit Index hereto is incorporated by reference herein.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                MOTIENT CORPORATION

                                /s/David H. Engvall
                                David H. Engvall
                                Senior Vice President, General
                                  Counsel and Secretary



Date:  June 4, 2002

                                  EXHBIT INDEX


The following document is filed as an exhibit to the report:

99.1 Letter from Arthur Andersen LLP (filed herewith) to the Securities and Exchange Commission dated June 4, 2002.

                                                                    EXHIBIT 99.1





June 4, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read paragraphs 1, 3, 4 and 5 of Item 4 included in the Form 8-K dated May 31, 2002 of Motient Corporation filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP

cc: Mr. W. Bartlett Snell, Senior Vice President and Chief Financial Officer,
    Motient Corporation

                                                      SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [X] Filed by a Party other than the Registrant [ ] Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               MOTIENT CORPORATION
--------------------------------------------------------------------------------

                (Name of Registrant as Specified In Its Charter)
--------------------------------------------------------------------------------

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box): [X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    (1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined)
--------------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------
    (5) Total fee paid:
--------------------------------------------------------------------------------
[ ] Fee paid previously with preliminary proxy materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
    (1) Amount previously paid:
--------------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement no.:
--------------------------------------------------------------------------------
    (3) Filing Party:
--------------------------------------------------------------------------------
    (4) Date Filed:

Motient Corporation
10802 Parkridge Boulevard
Reston, Virginia  20191-5416

Dear Stockholder:

     You are cordially invited to attend the annual meeting of stockholders of Motient Corporation to be held at 9:00 a.m., local time, on Thursday, July 11, 2002 at the Bechtel Building, 1801 Alexander Bell Drive, Reston, Virginia.

     The formal notice of annual meeting and proxy statement are attached to this letter. This material contains information concerning the business to be conducted at the meeting and the nominees for election as directors.

     Even if you are unable to attend the meeting in person, it is important that your shares be represented. Therefore, I urge you to complete, date, sign and return the enclosed proxy card at your earliest convenience. If you choose to attend the annual meeting, you may, of course, revoke your proxy and cast your votes personally at the meeting.


                                                Sincerely,
                                                /s/Jared E. Abbruzzese
                                                Jared E. Abbruzzese
                                                Chairman of the Board

Motient Corporation
10802 Parkridge Boulevard
Reston, Virginia  20191-5416


NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

     The 2002 annual meeting of stockholders of Motient Corporation ("Motient" or the "Company") will be held at the Bechtel Building, 1801 Alexander Bell Drive, Reston, Virginia, on Thursday, July 11, 2002, at 9:00 a.m., local time. At the meeting, stockholders will act on the following matters:

          1. Election of seven directors;

          2. Approval of the "Motient Corporation 2002 Stock Option Plan;" and

          3. Any other matters that properly come before the meeting or any postponements or adjournments thereof.

     Holders of record of Motient's common stock at the close of business on May 31, 2002 will be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof. A list of such stockholders will be available at the Company's headquarters, 10802 Parkridge Boulevard, Reston, Virginia, for examination during normal business hours by any stockholder for any purpose germane to the meeting for a period of ten days prior to the meeting.

     Stockholders who do not expect to attend the meeting in person are asked to date, sign and complete the enclosed proxy and return it without delay in the enclosed envelope, which requires no postage if mailed in the United States.

                                            By order of the Board of Directors,
                                            /s/David H. Engvall
                                            David H. Engvall
                                            Senior Vice President and Secretary

Reston, Virginia
June 7, 2002

Motient Corporation
10802 Parkridge Boulevard
Reston, Virginia  20191-5416



                                 PROXY STATEMENT

     This proxy statement contains information related to the 2002 annual meeting of stockholders of Motient Corporation ("we," "us," or the "Company") to be held on Thursday, July 11, 2002, beginning at 9:00 a.m., local time, at the Bechtel Building, 1801 Alexander Bell Drive, Reston, Virginia, and at any postponements or adjournments thereof. This proxy statement and the enclosed proxy are first being mailed to the Company's stockholders on or about June 7, 2002.

     Motient  was  formed in 1988  under  the name  "American  Mobile  Satellite
Corporation" and became a public company in 1993. We changed our name to "Motient Corporation" in 2000. We are a nationwide provider of two-way, wireless mobile data services and mobile Internet services. Our customers use our network and applications for email messaging and enterprise data communications services, enabling businesses, mobile workers and consumers to transfer electronic information and messages and access corporate databases and the Internet.

     On January 10, 2002, Motient and certain of its subsidiaries filed for protection under Title 11 of the U.S. Code. On January 17, 2002, Motient filed a plan of reorganization with the U.S. Bankruptcy Court for the Eastern District of Virginia (the "Bankruptcy Court"). The cases were jointly administered under the case name "In Re Motient Corporation, et al.," Case No. 02-80125. An amended plan of reorganization was filed on February 28, 2002.

     The Bankruptcy Court confirmed the plan of reorganization on April 26, 2002, and we emerged from bankruptcy on May 1, 2002.

     Our current report on Form 8-K filed May 8, 2002 includes a discussion of the effects and consequences of the plan and a change in control of Motient. Under the plan of reorganization, all then-outstanding shares of our pre-reorganization common stock were cancelled, including shares of restricted stock, as well as all unexercised options and warrants. The holders of our senior notes exchanged their notes for shares of our common stock. In addition, certain of our creditors will receive shares of our common stock in settlement of their claims. Holders of our pre-reorganization common stock received warrants to purchase, at a price of $.01 per share, .02613 shares of our common stock for each share of pre-reorganization common stock held. The warrants will expire on May 1, 2004, or two years after the effective date of reorganization, and will not be exercisable unless and until the average closing price of our common stock for ninety consecutive trading days is equal to or greater than $15.44 per share. Also pursuant to our plan of reorganization, we expect to issue to the financial advisor to the creditors' committee in our reorganization a warrant to purchase up to 343,450 shares of common stock, at an exercise price of $3.95 per share. The warrant will have a term of five years. If the average closing price of our common stock for thirty consecutive trading days is equal to or greater than $20.00, we may require the warrantholder to exercise the warrant, provided the common stock is then trading in an established public market. Issuance of this warrant is subject to approval by the Bankruptcy Court of the advisor's fees.

                                ABOUT THE MEETING

What is the purpose of the annual meeting?

     At our annual meeting, stockholders will act upon the matters described in the accompanying notice of meeting, including the election of seven directors and approval of the Motient Corporation 2002 Stock Option Plan. In addition, our management will report on the performance of the Company during fiscal 2001 and the first quarter of 2002 and respond to questions from stockholders.

Who is entitled to vote?

     Only holders of record of the Company's common stock at the close of business on the record date, May 31, 2002, are entitled to receive notice of and to vote at the meeting, or any postponements or adjournments of the meeting. Each holder of common stock is entitled to one vote at the annual meeting for each share held by such stockholder.

Who can attend the meeting?

     All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

What constitutes a quorum?

     The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock of the Company issued and outstanding on the record date and entitled to vote at the annual meeting will constitute a quorum. A quorum is required for business to be conducted at the meeting. As of the record date, 25,000,000 shares of common stock of the Company were outstanding and entitled to vote. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered for purposes of determining the presence of a quorum at the annual meeting. However, abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is treated the same as an abstention. Broker non-votes, which are described below, will also be counted for purposes of determining the presence of a quorum at the annual meeting.

How do I vote?

     Mark, sign and date each proxy card you receive and return it in the prepaid envelope. Your shares will be voted as you indicate on the proxy card. If you return your signed proxy card but do not mark the boxes indicating how you wish to vote, your shares will be voted FOR proposals 1 and 2.

Can I change my vote after I return my proxy card?

     Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the meeting. Regardless of the way in which you submitted your original proxy, you may change it by:

         (1) Returning a later-dated, signed proxy card;

         (2) Delivering a written notice of revocation to EquiServe Trust Company, N.A., P.O. Box 8032, Edison, NJ 08818-8032; or

         (3) Voting in person at the meeting.

     If your shares are held through a broker or other nominee, you will need to contact that institution if you wish to change your voting instructions.

What are the Board's recommendations?

     The Board's  recommendations  are set forth after the  description  of each item in this proxy statement. In summary, the Board recommends a vote:

     FOR the election of the seven persons nominated to serve as directors (see Proposal 1); and

     FOR approval of the Motient Corporation 2002 Stock Option Plan (see Proposal 2).

     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors.

What vote is required to approve each item?

     Assuming the presence of a quorum, the affirmative vote of a plurality of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote is required for the election of the nominees as directors. A "WITHHELD" vote will not affect the election of the nominees as directors.

     Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to approve the Motient Corporation 2002 Stock Option Plan. A properly executed proxy marked "ABSTAIN" with respect to this proposal will not be voted on this proposal, although it will be counted for purposes of determining the number of shares present or represented by proxy at the annual meeting and entitled to vote. Accordingly, an abstention will have the effect of a negative vote on the proposal to approve the Motient Corporation 2002 Stock Option Plan.

     Broker-dealers who hold their customer's shares in street name may, under the applicable rules of the exchange and other self-regulatory organizations of which the broker-dealers are members, sign and submit proxies for such shares and may vote such shares on routine matters, which under such rules typically include the election of directors. Broker-dealers may not vote such shares on other matters without specific instructions from the customers who beneficially own such shares. Proxies signed and submitted by broker-dealers which have not been voted on matters described in the previous sentence are referred to as broker non-votes. Broker non-votes on a particular matter are not deemed to be shares present and entitled to vote on such matters. Assuming the presence of a quorum, broker non-votes will not affect whether the proposal to elect the nominees as directors and the proposal to approve the Motient Corporation 2002 Stock Option Plan are approved at the annual meeting.

Who will count the vote?

     David H. Engvall and Patricia C. Tikkala will count the votes and act as the inspectors of election at the annual meeting.

What shares are included on my proxy card(s)?

     The shares on your proxy card(s) represent ALL of your shares of common stock that the Company's stock transfer records indicate that you hold. If you hold shares through a broker or other nominee, you will receive a separate voting instruction card for those shares.

What does it mean if I receive more than one proxy card?

     If your shares are registered under different names or are in more than one account, you will receive more than one proxy card. To ensure that all your shares are voted, sign and return all proxy cards. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, EquiServe Trust Company, N.A., at (800) 251-4215.

How will voting on any other business be conducted?

     We currently do not know of any business to be considered at the 2002 annual meeting other than the proposals described in this proxy statement. If any other business is properly presented at the annual meeting, your proxy gives authority to Walter V. Purnell, Jr. and W. Bartlett Snell to vote on such matters at their discretion.

How much did this proxy solicitation cost?

     We estimate the costs of this proxy solicitation to be approximately $50,000. This amount does not include costs associated with our reimbursement of brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders. Proxies will be solicited by mail, telephone, or other means of communication. Our directors, officers and regular employees who are not specifically employed for proxy solicitation purposes may also solicit proxies. None of these individuals will receive compensation for such services, which will be performed in addition to their regular duties. Motient will pay the cost of the proxy solicitation.

         Security Ownership of Certain Beneficial Owners and Management

     The following table and the accompanying notes set forth certain information, as of May 1, 2002 (or any other date that is indicated) concerning the beneficial ownership of Motient's common stock by (1) each person who is known by Motient to own beneficially more than five percent of Motient's common stock, (2) each director, (3) each executive officer named in the Summary Compensation Table appearing elsewhere in this proxy statement and (4) all directors and executive officers as a group.


Name of Beneficial Owner                                              Number of Shares      % of Class (1)
                                                                            (1)

  Morgan Stanley Investment Management (2)
  1 Tower Bridge
  Suite 1100                                                               3,824,243            15.3%
  W. Conshocken, PA  19428

  Morgan Stanley High Yield Securities (2)
  1 Tower Bridge                                                           1,454,105             5.8%
  Suite 1100
  W. Conshocken, PA  19428
  Highland Capital Management, L.P. (3)
  13445 Noel Road
  Suite 3300                                                               2,797,012            11.2%
  Dallas, TX  75240
  CFSC Wayland Advisers, Inc. (4)
  12700 Whitewater Drive
  Minnetonka, MN 55343                                                     2,493,582             9.9%

  Bay Harbour Management, L.C. (5)
  885 Third Avenue                                                         2,164,177             8.7%
  New York, NY  10022

  James G. Dinan (6)
  350 Park Avenue
  4th Floor
  New York, NY  10022                                                      1,836,120             7.3%

        David H. Engvall                                                           0               *
        Dennis W. Matheson                                                         0               *
        Walter V. Purnell, Jr.                                                     0               *
        W. Bartlett Snell                                                          0               *
        Jared E. Abbruzzese                                                        0               *
        Gerry S. Kittner                                                           0               *
        Steven G. Singer                                                           0               *
        Jonelle St. John                                                           0               *
        Brandon G. Stranzl                                                         0               *
        All directors and executive officers as a group (9 persons)                0               *


* Less than 1% of the outstanding shares.

(1) The information regarding beneficial ownership of the Company's common stock has been presented in accordance with the rules of the Securities and Exchange Commission ("SEC") and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option or other right. The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting or investment power within 60 days. The number of shares of common stock outstanding on May 1, 2002 was 25,000,000. As used in this proxy statement, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Except as noted, each stockholder listed has sole voting and investment power with respect to the shares shown as beneficially owned by such stockholder.

(2) According to information provided to Motient by or on behalf of the beneficial owner of these shares, the pecuniary interests in the shares beneficially owned by Morgan Stanley Investment Management are held by a number of holders to whom Morgan Stanley is the discretionary investment advisor. Morgan Stanley has voting and investment power over these shares and accordingly is deemed to beneficially own them. One of these pecuniary interest holders to whom Morgan Stanley is the discretionary investment advisor, Morgan Stanley High Yield Securities, is a greater than 5% beneficial owner of the shares of common stock. Morgan Stanley High Yield Securities has shared voting and investment power with respect to the shares indicated in the table above.

(3) According to information provided to Motient by or on behalf of the beneficial owner of these shares, Highland Capital Management, L.P. is the investment advisor to Prospect Street High Income Portfolio Inc., Pam Capital Funding L.P., Highland Legacy Limited, Pamco Cayman Ltd. and Prospect Street Income Shares, Inc., who own, respectively, 1,155,223, 1,082,089, 223,880, 223,880 and 111,940 shares of common stock. Highland
    Capital Management, L.P. has sole voting and investment power over these shares and accordingly is deemed to beneficially own them.

(4) According to information provided to Motient by or on behalf of the beneficial owner of these shares, CFSC Wayland Advisers, Inc. is the investment advisor to Wayland Investment Fund, LLC and Wayland Investment Fund II, LLC. CFSC Wayland Advisers, Inc. has sole voting and investment power over these shares which are owned by Wayland Investment Fund, LLC and Wayland Investment Fund II, LLC and, accordingly, is deemed to beneficially own them.

(5) According to information provided to Motient by or on behalf of the beneficial owner of these shares, Steven A. Van Dyke, Douglas P. Teitelbaum and John D. Stout are principals of Bay Harbour Management, L.C., and have indirect voting and investment power over the shares of common stock owned by Bay Harbour Management, L.C. Accordingly, each of Messrs. Van Dyke, Teitelbaum and Stout is deemed to beneficially own these shares.

(6) According to a Schedule 13G filed by James G. Dinan on May 16, 2002, James
    G. Dinan has sole voting and dispositive power over such shares and, accordingly, is deemed to beneficially own them.

                              ELECTION OF DIRECTORS
                                  (Proposal 1)

     Motient's Amended and Restated Bylaws provide for seven directors, and Motient's Board of Directors currently consists of seven members. These members were selected pursuant to Motient's plan of reorganization, which provided that upon effectiveness Motient's Board of Directors would be composed as follows:

o five directors selected by the informal committee of Motient's senior noteholders;

o    the chief executive officer of Motient; and

o one additional member who is another officer of Motient or a person who was serving on Motient's Board of Directors prior to Motient's bankruptcy petition to be agreed upon by the informal committee and Motient.

     Jared E. Abbruzzese, Gerry S. Kittner, Steven G. Singer and Brandon G. Stranzl were selected by the informal committee to join Motient's board as directors, and Jonelle St. John was also selected by the informal committee to continue on the board as a director. Walter V. Purnell, Jr. continued on the board as Motient's chief executive officer, and W. Bartlett Snell joined the board as the agreed-upon director. All of the current members of the Board of Directors have been nominated for election to the Board of Directors to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified or until their earlier resignation or removal.

     Approval of the nominees requires the affirmative vote of a plurality of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on the election of the nominees. It is intended that the persons named in the proxy will, unless otherwise instructed, vote for the election of the seven nominees listed below. If for any reason any nominee should not be available for election or able to serve as a director, the persons named in the proxy intend to vote for the election of such substitute nominee for director as the Board of Directors may designate. It is not anticipated that any of the nominees will be unable or unwilling to serve as a director.

     The Board of Directors recommends that stockholders vote "FOR" the election of the seven persons nominated to serve as directors.

Nominees

     Information with respect to the business experience and affiliations of the nominees to the Board of Directors is set forth below. The nominees have furnished the information set forth below and elsewhere in this proxy statement concerning them and their security holdings to Motient.


Name                            Title                                  Age         Began Service
Walter V. Purnell, Jr.          President and Chief Executive          56             1998
                                Officer, Director
W. Bartlett Snell               Executive Vice President and Chief     50             1999
                                Financial Officer, Director
Jared E. Abbruzzese             Director                               47             2002
Gerry S. Kittner                Director                               49             2002
Steven G. Singer                Director                               41             2002
Jonelle St. John                Director                               48             2000
Brandon G. Stranzl              Director                               28             2002

     Walter V. Purnell, Jr., 56. Mr. Purnell has been a Motient director and Motient's Chief Executive Officer since January 1999 and has been the President of Motient since March 1998. Mr. Purnell also serves as a director of Mobile Satellite Ventures LP. Previously, Mr. Purnell was President and Chief Executive Officer of ARDIS Company since September 1995. Before that, Mr. Purnell served as the chief financial officer of ARDIS since its founding in 1990. Before 1990, Mr. Purnell held a broad range of senior executive positions with IBM over 23 years, with financial responsibility over significant telecommunications and other business divisions, both domestically and internationally.

     W. Bartlett Snell, 50. Mr. Snell has been Motient's Chief Financial Officer since March 1999 and Executive Vice President of Motient since May 2002. From March 1999 to May 2002, Mr. Snell was Senior Vice President of Motient. Mr. Snell also serves as a Director of Mobile Satellite Ventures LP. Mr. Snell was formerly the Senior Vice President and Chief Financial Officer at Orbcomm Global, L.P. which he joined in 1996. Prior to joining Orbcomm, Mr. Snell spent 16 years at IBM in a variety of leadership positions in diverse business areas.

     Jared E. Abbruzzese, 47. Mr. Abbruzzese is chairman and majority equity owner of Communication Technology Advisors LLC, a telecommunications consulting firm he co-founded in May 2001. Mr. Abbruzzese is also chairman and majority equity owner of TechOne Capital Group LLC, a private investment and consulting company concentrating in the technology and telecommunications sectors, an entity he founded in December 1999. Mr. Abbruzzese is the chairman and majority equity owner of CAI Data Systems, Inc., a satellite company which he founded in 1997. From 1991 to 1999, Mr. Abbruzzese served as chairman and chief executive officer of CAI Wireless Systems, Inc., a wireless cable operator, which was founded by Mr. Abbruzzese and acquired by WorldCom, Inc. in 1999. From 1996 to 1999, Mr. Abbruzzese served as chairman of CS Wireless Systems, Inc., a wireless cable operator serving the central United States. Mr. Abbruzzese also serves as chairman and acting chief executive officer of WSNet Holdings, Inc., a provider of satellite television programming, and is co-chairman of Evident Technologies, Inc., a start-up nanotechnology company. Mr. Abbruzzese serves on the board of directors of Globix Corporation, where he is chairman of the board, and DualStar Technologies Corporation, both public companies.

     Gerry S. Kittner, 49. Since October 2001, Mr. Kittner has been an advisor and consultant for Communication Technology Advisors LLC, a telecommunications consulting firm. From 1996 to 1999, Mr. Kittner was a senior vice president for legislative and regulatory affairs with CAI Wireless Systems. When CAI Wireless Systems was acquired by MCI WorldCom in 1999, Mr. Kittner remained with MCI WorldCom as a senior vice president for approximately one year. From 1996 to 2000, Mr. Kittner served on the board of directors of the Wireless Communications Association, and was a member of its executive and government affairs committees. Previously, Mr. Kittner was a partner with the law firm Arter & Hadden and worked with a variety of telecommunications clients.

     Steven G. Singer, 41. Since November 2000, Mr. Singer has served as chairman and chief executive officer of American Banknote Corporation, a public company providing documents of value (such as currency, checks, passports, and credit cards). Since 1994, Mr. Singer has also been chairman and chief executive officer of Pure 1 Systems, a privately held drinking water treatment company. From 1994 to 2000, Mr. Singer was executive vice president and chief operating officer of Romulus Holdings, Inc., a family-owned investment fund. Mr. Singer also currently serves on the board of directors of Globix Corporation, a public company. Mr. Singer is also currently serving as the Chapter 7 trustee of American Pad and Paper Company.

     Jonelle St. John, 48. Ms. St. John has been a Motient director since November 2000. Ms. St. John was the Chief Financial Officer of MCI WorldCom International in London from 1997 through 2000 following her positions as the Vice President and Treasurer and Vice President for Corporation Planning and Business Analysis of MCI Communications Corporation from 1990 to 1997. Prior to working with MCI, Ms. St. John was the Vice President and Treasurer and the Vice President and Controller of Telecom*USA, which she joined in 1985. Before 1985, Ms. St. John held various positions at Arthur Andersen LLP.

     Brandon G. Stranzl, 28. Since March 2002, Mr. Stranzl has been a research analyst for Third Avenue Funds and MJ Whitman Advisers, an investment firm in New York City, where he focuses on distressed situations and value equities. From March 1999 to March 2002, Mr. Stranzl was a research analyst for Morgan Stanley Asset Management, where he was responsible for high-yield investments, distressed situations, and restructurings. From September 1997 to March 1999, he worked on equity and fixed-income investments for Fidelity Investments. Mr. Stranzl received a B.A. from Vassar College. He is a chartered financial analyst and a member of the New York Society of Security Analysts. Mr. Stranzl currently serves on the board of directors of Globix Corporation, a public company.

     Messrs. Abbruzzese and Kittner were involved with CAI Wireless Systems, Inc. when it filed for Chapter 11 protection in 1998. During all relevant time periods relating to the Chapter 11 proceeding captioned In re CAI Wireless Systems, Inc., Debtor, Chapter 11 Case No. 98-1766 (JJF) and In re Philadelphia Choice Television, Inc., Debtor, Chapter 11 Case No. 98-1765 (JJF), commenced in the United States Bankruptcy Court for the District of Delaware on July 30, 1998, Mr. Abbruzzese was chairman of the board of directors and chief executive officer of CAI Wireless Systems, and Mr. Kittner was a senior vice president of CAI Wireless Systems. CAI Wireless Systems and Philadelphia Choice Television consummated their joint plan of reorganization and emerged from bankruptcy on October 14, 1998.

     Messrs. Purnell and Snell were executive officers of Motient at the time it filed for Chapter 11 protection. For information regarding Motient's filing for protection under Chapter 11 of the Bankruptcy Code, please see the first page of this proxy statement.

Executive Officers

         Information with respect to the business experience and affiliations of the executive officers of Motient, other than those executive officers who are also nominees to the Board of Directors, is set forth below. The executive officers have furnished the information set forth below and elsewhere in this proxy statement concerning them and their security holdings to Motient.


Name                            Title                                       Age     Began Service
David H. Engvall                Senior Vice President, General Counsel      37         1999
                                and Secretary
Dennis W. Matheson              Senior Vice President and Chief             41         1993
                                Technology Officer

     David H. Engvall, 37. Mr. Engvall has served as Senior Vice President, General Counsel and Secretary of Motient since May 2002, and served as Vice President, General Counsel and Secretary from May 2001 to May 2002. From April 2000 to May 2001, Mr. Engvall served as Vice President, Executive Counsel and Assistant Secretary of Motient, and from April 1999 to April 2000, Mr. Engvall served as Executive Counsel and Assistant Secretary of Motient. From September 1996 to April 1999, Mr. Engvall served as Assistant Vice President and Corporate Counsel of US Office Products Company, a national office supply company. Previously, Mr. Engvall was associated with the law firms of Sullivan & Cromwell and Hogan & Hartson L.L.P.

     Dennis W. Matheson, 41. Mr. Matheson has been Motient's Senior Vice President and Chief Technology Officer since March 2000. From 1993 to March 2000, Mr. Matheson held other technical positions with Motient, most recently as Vice President of Engineering and Advanced Technology. Before joining Motient, Mr. Matheson was Senior Manager of Systems Architecture for Bell Northern Research, a subsidiary of Northern Telecom. Prior to that, he held various positions with Northern Telecom and Bell Northern Research within the design and product management organizations, and before that he held various engineering positions with Texas Instruments.

     Messrs. Engvall and Matheson were executive officers of Motient at the time it filed for Chapter 11 protection. For information regarding Motient's filing for protection under Chapter 11 of the Bankruptcy Code, please see the first page of this proxy statement.

Board Committees and Meetings

     During 2001, the Board of Directors consisted of: (i) Mr. Purnell and Ms. St. John; (ii) Jack A. Shaw, who resigned on July 30, 2001; and (iii) Gary M. Parsons, Andrew A. Quartner, and Billy J. Parrott, all of whom ceased serving as directors on May 1, 2002, the effective date of Motient's plan of reorganization. The Board of Directors met fifteen times during Motient's 2001 fiscal year, which ended on December 31, 2001. During 2001, Mr. Purnell and Ms. St. John, the only director nominees who served on the Board during 2001, attended 75% or more of the aggregate of the total number of meetings of the Board of Directors held during the period for which they served as directors and the total number of meetings held by each committee of the Board of Directors on which they served during the period for which they served.

         The Board of Directors conducts its business through meetings and through its committees. The Board of Directors acts as a nominating committee for selecting candidates to stand for election as directors.

     The Board of Directors has an Audit Committee, which currently consists of Ms. St. John, who serves as Chair of the committee, and Messrs. Kittner and Stranzl. Each member of the Audit Committee is independent as defined under the rules of the National Association of Securities Dealers, Inc. The Audit Committee is responsible for reviewing the Company's internal auditing procedures and accounting controls and will consider the selection and independence of the Company's outside auditors. Until May 1, 2002, the effective date of Motient's plan of reorganization, the Audit Committee consisted of Messrs. Quartner and Parrott and Ms. St. John. During fiscal year 2001, the Audit Committee met seven times. For further information on the Audit Committee, please refer to the "Audit Committee Report" appearing elsewhere in this proxy statement.

     The Board of Directors also has a Compensation Committee, which currently consists of Mr. Stranzl, who serves as Chair of the committee, and Messrs. Kittner and Singer. The Compensation Committee is responsible for reviewing certain of Motient's compensation programs, making recommendations to the Board of Directors with respect to compensation, and administering the Company's stock option plan. Until May 1, 2002, the effective date of Motient's plan of reorganization, the Compensation Committee, which was then titled the Compensation and Stock Option Committee, consisted of Messrs. Parsons, Parrott, Purnell and Quartner and Ms. St. John. During fiscal year 2001, the Compensation and Stock Option Committee met one time. For further information on the Compensation and Stock Option Committee, please refer to the "Report on Executive Compensation and Stock Option Committee Report" appearing elsewhere in this proxy statement.

 Board Compensation

     Effective as of Motient's reorganization, each non-employee member of the Board of Directors is entitled to receive $2,000 per month, each member of the Audit Committee is entitled to receive an additional $500 per month, and each member of the Compensation Committee is entitled to receive an additional $250 per month. Further, each non-employee member of the Board of Directors is entitled to receive an additional $1,000 for each Board or Committee meeting that is in excess of four meetings per year. In calculating the number of meetings held with respect to which this additional fee is to be paid, multiple meetings held on the same day are regarded as a single meeting.

     For her service on the Board for the fiscal year ended December 31, 2001, we paid Ms. St. John $23,500, $19,000 of which was an annual retainer and $4,500 of which was additional compensation for her service on both the Audit Committee and the Compensation and Stock Option Committee, in accordance with our standard practice at that time.

     Each non-employee member of the Board of Directors is eligible to receive grants of stock options under the Company's 2002 Stock Option Plan, subject to approval of the plan by the Company's stockholders. At this time, no such grants have been awarded. The Board of Directors or the Compensation Committee may
determine to make such grants in the future. For further information on the Company's 2002 Stock Option Plan, please see "Approval of the Company's 2002 Stock Option Plan" appearing elsewhere in this proxy statement.

Executive Compensation

     The following tables set forth (a) the compensation paid to or accrued by Motient to Motient's chief executive officer and its four other most highly compensated executive officers receiving over $100,000 per year, all of whom are referred to herein as the "named executive officers" for services rendered during the fiscal years ended December 31, 2001, 2000, and 1999 and (b) certain information relating to options granted to such individuals.


                           Summary Compensation Table

                                                                                                         All Other
                                              Annual Compensation                                  Long-Term Compensation
                                      --------------------------------------------------- ------------------------------------------
Compensation
                                                                                          Securities
   Name and                                          Other Annual      Restricted Stock Underlying
   Principal Position          Year        Salary    Bonus    Compensation(1)         Awards(2) (3) $     Options/SARs(4)
   ------------------          ----        ------    -----    ----------------   -----------------------  ---------------


Gary M. Parsons           2001    $228,568   $100,000        $414             $82,875       100,000
 Chairman of the Board    2000    $219,181                $88,751                $414       200,000
                          1999    $209,200               $168,438                $396        50,000

Walter V. Purnell, Jr.    2001    $286,953    $83,000        $774             $46,508       100,000
 President and Chief      2000    $275,300   $101,725        $774                           200,000
 Executive Officer        1999    $259,462    $86,625        $639                           100,000          $101,912(5)

David H. Engvall(6)       2001    $183,031    $36,234        $143              $3,413        25,000
 Senior Vice President,
 General Counsel
 and Secretary

Dennis W. Matheson(7)     2001    $182,355    $51,940        $158             $15,609        40,000
 Senior Vice President    2000    $169,889    $34,508        $143                            50,000
 and Chief Technology     1999    $146,815    $37,862        $114                            50,000
 Officer

W. Bartlett Snell(8)      2001    $256,781    $76,666        $270             $19,500        60,000
 Executive Vice           2000    $241,577    $75,460        $270                           100,000
 President, Chief         1999    $172,615          -        $306            $188,800        40,000
 Financial Officer

(1) Includes group term life insurance premiums.

(2) In September 2001, Motient completed an option exchange program in which holders of previously-granted options, including the named executive officers, were entitled to exchange such options for a number of shares of restricted stock equal to 75% of the number of shares covered by the exchanged options. The amounts shown in this column for 2001 represent such restricted stock awarded in September 2001. Under Motient's plan of reorganization, all shares of restricted stock were cancelled as of May 1, 2002, the effective date of the plan. On that date, holders of restricted stock received warrants to purchase .02613 shares of common stock at a price of $.01 per share for each vested share of restricted stock held. Holders did not receive anything in exchange for their canceled unvested shares. The warrants will expire May 1, 2004, or two years after the effective date of reorganization, and will not be exercisable unless and until the average closing price of our common stock for ninety consecutive trading days is equal to or greater than $15.44 per share. The shares of restricted stock issued in the exchange program were to vest according to the vesting schedule of the options that were exchanged, except that no shares of restricted stock vested before March 25, 2002. These shares of restricted stock were to have vested as follows:






      Name              Total Number of Shares          Vesting Schedule
----------------------- ----------------------    ----------------------------
Gary M. Parsons              637,500          462,500 shares on March 25, 2002
                                              25,000 shares on January 25, 2003
                                              12,500 shares on January 27, 2003
                                              25,000 shares on January 25, 2004
                                              112,500 shares on January 27, 2007


Walter V. Purnell, Jr.       357,750          182,750 shares on March 25, 2002
                                              25,000 shares on January 25, 2003
                                              12,500 shares on January 27, 2003
                                              25,000 shares on January 25, 2004
                                              112,500 shares on January 27, 2007


David H. Engvall              26,250          12,500 shares on March 25, 2002
                                              1,250 shares on April 5, 2002
                                              3,750 shares on January 25, 2003
                                              2,500 shares on January 27, 2003
                                              1,250 shares on April 5, 2003
                                              3,750 shares on January 25, 2004


Dennis W. Matheson           120,073          72,573 shares on March 25, 2002
                                              10,000 shares on January 25, 2003
                                              2,500 shares on January 27, 2003
                                              2,500 shares on March 23, 2003
                                              10,000 shares on January 25, 2004
                                              22,500 shares on January 27, 2007


W. Bartlett Snell            150,000          57,500 shares on March 25, 2002
                                              15,000 shares on January 25, 2003
                                              6,250 shares on January 27, 2003
                                              15,000 shares on January 25, 2004
                                              56,250 shares on January 27, 2007


As of December 31, 2001, the dollar value of restricted stock held by each of Messrs. Parsons, Purnell, Engvall, Matheson and Snell was $267,750, $150,255, $11,025, $50,431 and $68,712 respectively, and the total number of shares of restricted stock held by each of Messrs. Parsons, Purnell, Engvall, Matheson and Snell was 637,500, 357,750, 26,250, 120,073, and 163,600, respectively. For further information on the option exchange program, please see " Report on Executive Compensation and Stock Option Committee Report-Option Exchange Program" appearing elsewhere in this proxy statement.

(3) In January 2001, vesting of all previously issued unvested shares of restricted stock was accelerated, and, accordingly, such shares are not included in the end-of-year restricted stock holdings.

(4) The numbers reflect grants of options to purchase shares of common stock under Motient's Stock Award Plan. The Company has not granted stock appreciation rights ("SARs"). Under Motient's plan of reorganization, all unexercised options were cancelled as of May 1, 2002, the effective date of the plan.

(5)  Relates to relocation expenses.

(6)  Mr. Engvall became an executive officer of Motient in May 2001.

(7)  Mr. Matheson assumed his position in March 2000.

(8)  Mr. Snell joined Motient in March 1999.

     The following table sets forth each grant of stock options made during fiscal year 2001 to each of the named executive officers. Under Motient's plan of reorganization, all unexercised options were cancelled as of May 1, 2002, the effective date of the plan.

                      Option/SAR Grants in Last Fiscal Year


                                                  Individual Grants                            Potential Realizable
                                 ------------------------------------------------------------    Value at Assumed
                                                                                                  Annual Rates of
                                 Number of       % of Total                                         Stock Price
                                 Securities      Options/SARs                                    Appreciation for
                                 Underlying      Granted to   Exercise or                          Option Term(1)
                                                                                                   -----------------
                                 Options/SARs    Employees/   Base Price
     Name                        Granted         Fiscal Year  ($/Share)      Expiration Date           5%     10%
     ----                        -------         -----------  ----------     ---------------          -----------

Gary M. Parsons ..............   100,000(2)        7.9008%       $6.03        Jan. 25, 2011         $379,468  $961,416
Walter V. Purnell, Jr. .......   100,000(2)        7.9008%       $6.03        Jan. 25, 2011         $379,468  $961,416
David H. Engvall .............    15,000(2)        1.1851%       $6.03        Jan. 25, 2011          $56,920  $144,212
David H. Engvall .............    10,000(2)        0.7901%       $1.18        Apr. 30, 2011           $7,390   $18,726
Dennis W. Matheson ...........    40,000(2)        3.1603%       $6.03        Jan. 25, 2011         $151,787  $384,566
W. Bartlett Snell ............    60,000(2)        4.7405%       $6.03        Jan. 25, 2011         $227,680  $576,849

(1) Based on actual option term and annual compounding. Following the grant date of the above options, the market price of Motient's common stock declined significantly, and pursuant to Motient's plan of reorganization, all unexercised options were cancelled as of the effective date of the plan. The named executive officers received no value in consideration for this cancellation.

(2) These options were to become exercisable in three annual installments, vesting at the rate of 33 1/3% per year for three years.


     The following table sets forth, for each of the named executive officers, the value of unexercised options at fiscal year-end. Under Motient's plan of reorganization, all unexercised options were cancelled as of May 1, 2002, the effective date of the plan.


            Aggregated Option/SAR Exercises in Last Fiscal Year and
                     Fiscal Year-End Option/SAR Values (1)

                                                                               Number of                 Value of
                                                                              Securities               Unexercised
                                                                              Underlying                 in-the-
                                                                              Unexercised                 Money
                                                                               Options at               Options/SARs
                                                                               FY-End (#)             at FY-End($)
                                            Shares
                                          Acquired on                         Exercisable/              Exercisable/
     Name                         Exercise (#)       Value-Realized ($)      Unexercisable             Unexercisable
     ----                         ------------       ------------------      -------------             -------------

Gary M. Parsons.......................   --                 --                    0/0                       0/0
Walter V. Purnell, Jr.................   --                 --                    0/0                       0/0
David H. Engvall......................   --                 --                 0/10,000                     0/0
Dennis W. Matheson....................   --                 --                    0/0                       0/0
W. Bartlett Snell.....................   --                 --                    0/0                       0/0

(1) The Company has not granted SARs.


Change of Control Agreements

     Pursuant to the plan of reorganization, Motient entered into a Change of Control Agreement, effective May 1, 2002, with each of Messrs. Purnell and Snell, Dennis W. Matheson, David H. Engvall and six other vice presidents of Motient. Under the agreements, each officer will be eligible to receive one (1) year of their annual base salary (excluding cash bonus) in the event that both
(x) a "Change in Control" or an anticipated "Change in Control" as defined in the Change of Control Agreement has occurred and (y) the employee is terminated or his or her compensation or responsibilities are reduced. The events constituting a "Change of Control" as defined in the Change of Control Agreement generally involve the acquisition of greater than 50% of the voting securities of Motient, as well as certain other transactions or events with a similar effect.

Compensation and Stock Option Committee Interlocks and Insider Participation

     During the fiscal year ended December 31, 2001, the Compensation and Stock Option Committee of Motient's Board of Directors consisted of Ms. St. John and Messrs. Parrott, Parsons, Purnell, and Quartner. Also, Mr. Jack Shaw, Chief Executive Officer of Hughes Electronics Corporation, served on the Compensation and Stock Option Committee until his resignation from the Board of Directors on July 31, 2001. During 2001, Mr. Parsons and Mr. Purnell were executive officers of Motient. In addition, during 2001, Motient and/or certain of its subsidiaries were party to certain contracts and/or transactions with Hughes Electronics or certain affiliates thereof. All of these contracts and transactions were approved by Motient's Board of Directors, and Motient believes that the contracts and transactions were made on terms substantially as favorable to Motient as could have been obtained from unaffiliated third parties. The following is a description of such contracts and transactions. In connection with the acquisition of Motient Communications Inc., formerly known as ARDIS, Motient, Motient Holdings Inc. and its subsidiaries entered into agreements with Morgan Guaranty Trust Company of New York, Toronto Dominion Bank, and certain other lenders to provide for two facilities: (i) an unsecured five-year reducing revolving credit facility and (ii) a five-year, term loan facility with up to three additional one-year extensions subject to the Banks' approval. The aggregate committed principal amount under these two facilities was originally $200 million. The term loan facility was secured by the assets of the Company, principally its stockholdings in XM Radio, Motient Holdings Inc., and Satellite Ventures. The bank financing was severally guaranteed by Hughes Electronics, Singapore Telecommunications, Ltd. and Baron Capital Partners, L.P.


     In exchange for the additional risks undertaken by Hughes Electronics, Singapore Telecom and Baron Capital in connection with the bank financing facilities, Motient agreed, pursuant to a Guaranty Issuance Agreement dated March 31, 1998, to compensate Hughes Electronics, Singapore Telecom and Baron Capital, principally in the form of 1 million additional warrants and repricing of 5.5 million warrants previously issued. As originally issued, the warrants had an exercise price of $12.51. Further, in connection with the guarantees, Motient agreed to reimburse Hughes Electronics, Singapore Telecom and Baron Capital in the event that any of them were required to make payment under the guarantees and, in connection with this reimbursement commitment, provided
Hughes Electronics, Singapore Telecom and Baron Capital a junior security interest with respect to the assets of Motient, principally its stockholdings in XM Radio, Motient Holdings Inc. and Mobile Satellite Ventures. As a result of these transactions, Hughes Electronics owned warrants to purchase 4,969,688 shares of common stock, and each of Baron Capital and Singapore Telecommunications owned warrants to purchase 828,281 shares of common stock.

     On November 6, 2001, the agent for the bank lenders under Motient's bank financing declared all loans immediately due and payable, due to the existence of several events of default. On the same date, the bank lenders sought payment in full from the guarantors of the bank financing for the accelerated loan obligations. The bank guarantors repaid all such loans on November 14, 2001 in the amount of approximately $97.6 million. As a result, Motient had a reimbursement obligation to the bank guarantors in the amount of $97.6 million, which included interest and fees.

     On November 19, 2001, Motient sold 500,000 shares of XM Radio common stock owned by it for aggregate proceeds of $4,750,000, and used such proceeds to reduce the amount of Motient's reimbursement obligation to the guarantors of its bank financing by this amount. In this transaction, Hughes Electronics received $3,562,381, and each of Baron Capital and Singapore Telecommunications received $593,730.

     Also on November 19, 2001 Motient delivered all of the remaining 9,257,262 shares of XM Radio common stock owned by it to the guarantors of its bank financing in full satisfaction of the entire remaining amount of Motient's reimbursement obligations to the bank guarantors. Motient delivered 7,108,184 shares to Hughes Electronics, 964,640 shares to Singapore Telecommunications, and 1,184,438 shares to Baron Capital. Upon delivery of these shares, the bank guarantors released Motient from all of its remaining obligations to the bank guarantors under the bank financing agreements and the related guarantees and reimbursement and security agreements.

     In addition to the foregoing, on April 2, 2001, the exercise price of the warrants issued to Motient's bank guarantors was reduced to $1.31 per share, in consideration of Hughes Electronics' and Baron's agreement to consent to Motient's issuance of a $25 million note to Rare Medium, which note was secured by a pledge of 3,000,000 shares of common stock of XM Radio owned by Motient. In connection with this waiver and in consideration of Singapore Telecommunications' agreement to consent to such transaction, Motient also agreed to issue a new warrant to Singapore Telecommunications, exercisable for 300,000 shares of Company common stock, at $1.31 per share.

     For more information regarding this waiver and warrant repricing and a description of certain other historical transactions involving Hughes Electronics in its role as a bank guarantor, please see the discussion in "Certain Relationships and Related Transactions - Bank Financing Facilities" appearing elsewhere in this proxy statement which is incorporated herein by reference.

                Report of Compensation and Stock Option Committee

     The following report was prepared and submitted by the Board's Compensation and Stock Option Committee prior to the reconstitution of the Board of Directors on May 1, 2002, the effective date of our plan of reorganization. During fiscal year 2001, this Committee consisted of Ms. St. John and Messrs. Parrott, Parsons, Purnell and Quartner, and until July 30, 2001, Jack A. Shaw.

     This report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filing.

Introduction

     The Compensation and Stock Option Committee (the "Committee") is responsible for establishing basic principles related to the compensation programs of the Company and for providing oversight of compensation programs and policies for senior executive officers. The principles followed by the Committee include providing incentives to achieve both short-term and long-term goals, and providing an overall level of remuneration which is competitive and reflective of performance and attainment of goals. To the extent possible, the Committee also believes it is important to seek to foster a stockholder perspective in management. The Committee met one time during 2001.

     Historically, the Company's primary components of executive compensation have been base salary, annual bonus, and equity based awards (stock options and restricted stock awards). With respect to compensation paid in 2001, the Committee met and took action in January 2001. With respect to compensation paid or to be paid in 2002, the Committee met and took action in January 2002. The deliberations of the Committee and actions taken at these meetings is described in greater detail below.

     Base Salary. The Company has an executive compensation salary structure approved by the Committee. In setting these salary levels, the Committee seeks to provide a level of remuneration that is competitive in the industry, in order to attract and retain a talented and motivated senior management team.
Individual annual salary increases are intended to maintain salaries at competitive levels, as well as to reflect individual performance during the prior year. In considering annual salary increases, the Committee also reviews the Company's overall budget and cash flow.

     Annual Bonus. Motient's executive officers are eligible for discretionary annual bonuses. Performance objectives are set for each executive at the beginning of each year, with each objective weighted according to its relative importance. Each executive is eligible to receive a bonus up to a maximum percentage of his base salary. At year end, the Chief Executive Officer of the Company assesses each executive's success in obtaining his or her performance objectives, and makes a recommendation to the Committee regarding such executive's annual bonus. Such recommendations are generally based, in part, on quantitative factors relating to attainment of corporate objectives and, in part, on more qualitative factors relating to individual performance. The same process is used for the Chief Executive Officer, except that the Committee approves the performance objectives at the beginning of the year, and determines the appropriate bonus for the Chief Executive Officer at the end of the year.

     Equity Based Awards. Where possible, the Committee seeks to align the interests of senior executives with the interests of the Company's stockholders. In the past, the Committee has used equity-based awards to accomplish this goal. The number and type of equity based awards granted to each executive is determined by the Committee in its discretion. In making its determination, the Committee considers the executive's position at the Company, his or her individual performance and other factors, including an analysis of the estimated amount potentially realizable from the award.

     2001 Compensation. In January 2001, the Committee met and took action with respect to compensation for 2001. The Committee reviewed the Company's accomplishments during 2000, including, specifically, the Company's performance in 2000 measured against the corporate bonus objectives established by the Committee at the beginning of 2000. The Company's corporate bonus objectives for 2000 included objectives related to subscriber growth, revenue growth, and EBITDA improvement. The Committee also reviewed the individual performance of the senior executives during 2000. The Committee's actions with respect to base salary, annual bonus, and equity based awards were driven by its consideration of the foregoing factors. Mr. Purnell and Mr. Parsons, as executive officers of the Company, abstained from the Committee's actions described below, to the extent such actions related to compensation payable to Mr. Purnell or Mr. Parsons.

     With respect to 2001 base salary, the Committee approved increases for the Chief Executive Officer and the other senior executives. Mr. Purnell's base salary for 2001 was $286,624, which represented a 4% increase over his 2000 base salary. The other senior executives received salary increases in 2001 ranging from 4% to 6%, with Mr. Engvall also receiving an additional salary increase in connection with his promotion to the position of General Counsel in May 2001.

     With respect to annual bonuses, the Committee determined that, although the Company's performance measured against the corporate bonus objectives had been less than desired, in light of the need to provide ongoing incentives for corporate and executive performance, the bonuses would be paid proportionate to the percentage of corporate performance actually achieved in 2000. The Committee also reviewed executives' performance in 2000 measured against their individual bonus objectives. As a result, the Committee approved the payment of bonuses to the Chief Executive Officer and other members of senior management, in amounts that were, in each case, less than the maximum possible bonus amount. The bonus amounts paid in 2001 in respect of performance during 2000 were as follows: Mr.
Purnell:  $83,000,  Mr. Parsons:  $100,000,  Mr. Snell:  $76,666,  Mr. Matheson:
$51,940, and Mr. Engvall: $36,234.

     With respect to equity based awards, the Committee reviewed management's proposal for awards, and noted that the 2001 grant levels proposed for the majority of employees were consistent with the 2000 (and historic) grant levels. Recommendations for specific employees took into consideration comparability considerations and retention considerations. The Committee also considered the desirability of seeking to align the interests of senior management with the interests of stockholders. The Committee approved the grant of new stock options in January 2001 to the Chief Executive Officer and the other senior executives, as follows: Mr. Purnell: 100,000 options, Mr. Parsons: 100,000 options, Mr.
Snell: 60,000 options, Mr. Matheson: 40,000 options, and Mr. Engvall: 25,000 options. Mr. Engvall received an additional grant of 10,000 options in May 2001 upon his promotion to the position of General Counsel.

     Also at its January 2001 meeting, the Committee reviewed the terms of certain restricted stock awards granted to senior executives in prior years. The terms of these restricted stock awards provided that the vesting of such awards was subject to both the passage of time and the executive continuing to be employed by the Company, as well as the satisfaction of certain performance criteria. The Committee reviewed various corporate and transactional events during 2000, including the successful completion of the Aether asset sale transaction, and the closing of the initial Mobile Satellite Ventures ("MSV") transaction in June 2000 and the execution in January 2001 of a new MSV investment agreement. In light of these accomplishments, the Committee determined that these transactions would be deemed to satisfy the performance conditions relating to the previously-issued restricted stock grants, subject to the continued annual vesting of such awards in accordance with their terms. The number of shares of restricted stock to which this determination applied was as follows: Mr. Purnell: 80,000 shares, Mr. Parsons: 111,111 shares, and Mr. Snell:
40,000 shares.

     2002 Compensation. In January 2002, the Committee met and took action with respect to compensation for 2002. The Committee reviewed the Company's accomplishments during 2001, including, specifically, the Company's performance in 2001 measured against the corporate bonus objectives established by the Committee at the beginning of 2001. The Company's corporate bonus objectives for 2001 included objectives related to subscriber growth, revenue growth, and expense reduction. The Committee reviewed the material corporate events during 2001, noting in particular the high volume of transactional activity relating to the proposed merger with Rare Medium, financing activities, other transactional activity, and activities relating to the balance sheet restructuring effort begun in the third and fourth quarters of 2001. The Committee recognized that these activities had consumed a significant portion of management's attention and effort during 2001. The Committee also reviewed the individual performance of the senior executives during 2001. The Committee's actions with respect to base salary, annual bonus, and equity-based awards were driven by its consideration of the foregoing factors. Mr. Purnell and Mr. Parsons, as executive officers of the Company, abstained from the Committee's actions described below, to the extent such actions related to compensation payable to Mr. Purnell or Mr. Parsons.

     With respect to 2002 base salary, the Committee determined that in light of the Company's pending Chapter 11 proceeding, it was appropriate for the
Committee to defer consideration of salary increases and to allow the reconstituted board of the reorganized Company to review salary levels and take such actions in this regard as it deems appropriate in the future. Accordingly, no action was taken with respect to these items, and none of the Chief Executive Officer or other senior executives received a salary increase for 2002.

     With respect to annual bonuses, while the Committee recognized the need to provide ongoing incentives for corporate performance, the Committee also noted that it was concerned about the propriety of the Company paying cash bonuses while involved in a Chapter 11 reorganization proceeding. The Committee also noted that, as a practical matter, the payment of cash bonuses would likely be subject to review and approval by the creditors committee and/or the bankruptcy court in such proceeding. However, the Committee considered that the Company's Chapter 11 case was proceeding very smoothly, and that, in the view of the Company's outside bankruptcy counsel, payment of bonuses in the ordinary course and consistent with past practice would be appropriate in the context of the Company's planned rapid reorganization process. The Committee also noted that the cash expense associated with a bonus payment was reflected in the Company's operating plan and budget and that the Company had sufficient cash to fund the bonus. Accordingly, the Committee approved, subject to approval by the creditors committee and the bankruptcy court, payment of bonuses proportionate to the percentage of corporate performance achieved in 2001. The Committee also reviewed executives' performance in 2001 measured against their individual bonus objectives. As a result, the Committee approved, subject to approval by the creditors committee and the bankruptcy court, the payment of bonuses in respect of year 2001 performance to the Chief Executive Officer and other members of senior management. Under the plan of reorganization, these bonuses will be permitted to be paid by the Company in certain circumstances involving the infusion of new equity in the Company in an amount greater than $25 million.

     With respect to equity-based awards, the Committee determined that in light of the Company's pending reorganization under Chapter 11, it was not practical to make stock incentive awards to employees at this time, since the existing capital structure of the Company would be reorganized. The Committee noted that the reorganization plan as filed by the Company contemplated the establishment of a new equity incentive plan for employees and management, and that the new board of directors upon confirmation of the plan of reorganization would be expected to make grants of awards under such plan following confirmation.

     Tax Deductibility of Executive Compensation. The Internal Revenue Code of 1986, as amended (the "Code"), limits the federal income tax deductibility of compensation paid to the Company's chief executive officer and to each of the other four most highly compensated Executive Officers. The Company may deduct such compensation only to the extent that during any fiscal year the compensation does not exceed $1 million or meets certain specified conditions (such as stockholder approval). Based on the Company's current compensation plans and policies and regulations interpreting the Code, the Company and the Compensation and Stock Option Committee believe that, for the near future, there is little risk that the Company will lose any significant tax deduction for executive compensation. The Compensation and Stock Option Committee intends to monitor this issue, and will consider modifications of the Company's compensation policies as conditions warrant and to the extent necessary to serve the best interests of the Company.

     Agreements with Executive Officers. Under the Company's plan of reorganization, the Company's Chief Executive Officer and the other senior executives will enter into a Change of Control Agreement with the Company as of the effective date of the plan of reorganization. Under these agreements, the executive officers will be eligible to receive one (1) year of their annual base salary (excluding cash bonus) in the event that both (x) a "Change in Control" or an anticipated "Change in Control" as defined in the Change of Control Agreement has occurred and (y) the employee is terminated or his or her compensation or responsibilities are reduced. The Change of Control Agreements will be provided to Messrs. Purnell, Snell, Matheson, and Engvall, as well as six other officers of the Company. The events constituting a "Change of Control" as defined in the Change of Control Agreement generally involve the acquisition of greater than 50% of the voting securities of the Reorganized Company, as well as certain other transactions or events with a similar effect.

Option Exchange Program

     In September 2001, based upon management's review of the status of stock options previously awarded to directors and employees of the Company, the Board determined that the majority of such stock options had an exercise price significantly in excess of the current market price of the Company's common stock, which was $0.13 per share as of September 25, 2001, and therefore did not currently provide the incentive to the recipients that was originally intended, because such stock options were not likely to be exercised in the foreseeable future. Therefore, in order to provide renewed financial incentive to current executive officers and employees of the Company, the Compensation and Stock Option Committee approved an option exchange program (the "Option Exchange Program"). Under the Option Exchange Program, directors and employees of the Company were provided a one-time opportunity to submit for cancellation any stock option grants in exchange for an award of restricted stock equal to 75% of the shares covered by the outstanding original option grants. The grant of restricted stock under the Option Exchange Program was made on September 25, 2001, with each restricted stock grant retaining the original vesting schedule of the exchanged options. All of the restricted stock awards were also subject to a holding period of six months, ending on March 25, 2002.

     During the fiscal year ended December 31, 2001, the Company awarded 3,283,284 shares of restricted stock. Of that amount, 1,301,573 shares were issued to executive officers of the Company in exchange for the cancellation of stock options with exercise prices ranging from $5.18 to $27.09 per share, which had been issued to the executive officers in prior years.

     Under Motient's plan of reorganization, all shares of restricted stock were cancelled as of May 1, 2002, the effective date of the plan. On that date, holders of restricted stock received warrants to purchase .02613 shares of common stock at a price of $.01 per share for each vested share of restricted stock held. Holders did not receive anything in exchange for their cancelled unvested shares. The warrants will expire May 1, 2004, or two years after the effective date of reorganization, and will not be exercisable unless and until the average closing price of our common stock for ninety consecutive trading days is equal to or greater than $15.44 per share.

     Under current interpretations issued by the Securities and Exchange Commission, the cancellation of underwater or out of the money stock options and the exchange of restricted stock therefor is required to be disclosed as a repricing. Therefore, the Company presents the following information in the tabular format required by the SEC's rules, which discloses the out of the money stock options cancelled by executive officers of the Company and the shares of restricted stock exchanged therefor. For financial reporting purposes, the exchange was not accounted for as a repricing.

                         Ten-Year Option/SAR Repricings
                   Option Exchange Program--September 25, 2001

                                                                                                Number of
                                                                                                Restricted
                                                                                                  Shares           Length of
                                              Number of                                         Granted in          Original
                                              Securities                         Exercise       Exchange at       Option Term
                                 Date of      Underlying     Market Price of   Price at Time       $0.0           Remaining at
Name and Principal Position        the          Options        Stock at Time    of Repricing       Exercise         Date of
---------------------------    Repricing      Repriced (#)    of Repricing ($)       ($)       Price (#) (1)       Repricing
                               ---------      ------------    ----------------       ---       -------------       ---------


Gary M. Parsons                  9/25/01         100,000          $0.13               $6.03         75,000     9.34 years
  Chairman of the Board
                                 9/25/01          50,000          $0.13              $15.71         37,500     8.34 years
                                 9/25/01         150,000          $0.13              $15.71        112,500     8.34 years
                                 9/25/01          50,000          $0.13               $5.18         37,500     7.35 years
                                 9/25/01         100,000          $0.13               $8.87         75,000     6.33 years
                                 9/25/01         100,000          $0.13              $12.81         75,000     5.33 years
                                 9/25/01         300,000          $0.13              $12.00        225,000     4.85 years

Walter V. Purnell, Jr.           9/25/01         100,000          $0.13               $6.03         75,000     9.34 years
  President and Chief
  Executive Officer
                                 9/25/01          50,000          $0.13              $15.71         37,500     8.34 years
                                 9/25/01         150,000          $0.13              $15.71        112,500     8.34 years
                                 9/25/01         100,000          $0.13               $5.18         75,000     7.35 years
                                 9/25/01          77,000          $0.13               $8.87         57,750     6.52 years

David H. Engvall                 9/25/01          15,000          $0.13               $6.03         11,250     9.34 years
  Senior Vice President,
  General Counsel and
  Secretary
                                 9/25/01           5,000          $0.13              $18.75          3,750     8.53 years
                                 9/25/01          10,000          $0.13              $15.71          7,500     8.34 years
                                 9/25/01           5,000          $0.13               $8.29          3,750     7.53 years

Dennis W. Matheson               9/25/01          40,000          $0.13               $6.03         30,000     9.34 years
  Senior Vice President
  and Chief Technology
  Officer
                                 9/25/01          10,000          $0.13              $27.09          7,500     8.49 years
                                 9/25/01          10,000          $0.13              $15.71          7,500     8.34 years
                                 9/25/01          30,000          $0.13              $15.71         22,500     8.34 years
                                 9/25/01          15,000          $0.13               $5.18         11,250     7.35 years
                                 9/25/01          24,000          $0.13               $8.87         18,000     6.33 years
                                 9/25/01          10,000          $0.13              $13.00          7,500     4.71 years
                                 9/25/01          12,000          $0.13              $12.81          9,000     5.33 years
                                 9/25/01           2,000          $0.13              $13.00          1,500     4.35 years
                                 9/25/01           3,000          $0.13              $13.00          2,250     4.33 years
                                 9/25/01           3,000          $0.13              $13.00          2,250     3.32 years
                                 9/25/01             500          $0.13              $13.00            375     2.22 years
                                 9/25/01             597          $0.13              $13.00            448     1.79 years

W. Bartlett Snell                9/25/01          60,000          $0.13               $6.03         45,000     9.34 years
  Executive Vice President,
  Chief Financial Officer
                                 9/25/01          25,000          $0.13              $15.71         18,750     8.34 years
                                 9/25/01          75,000          $0.13              $15.71         56,250     8.34 years
                                 9/25/01          40,000          $0.13               $4.72         30,000     7.47 years

----------------


(1) The restricted stock awards retained the original option vesting schedules.

Compensation and Stock Option Committee

Billy J. Parrott
Gary M. Parsons
Walter V. Purnell, Jr.
Andrew A. Quartner
Jonelle St. John

                                Performance Graph

     A performance graph has not been provided because, as a result of the Company's reorganization, the Company's current capital structure and financial condition is substantially different than that prior to the effective date of the Company's plan of reorganization. Pursuant to the Company's plan of reorganization, effective May 1, 2002, all of the Company's securities outstanding prior to such date were canceled. As a result, the Company believes that market price information prior to May 1, 2002 is neither indicative of nor comparable to the value of the Company's common stock after the effective date of the reorganization and is not material to investors. Additionally, the Company's newly issued common stock and its warrants to purchase common stock have had a very limited trading history since May 1, 2002, the effective date of the Company's plan of reorganization. The Company's common stock is quoted under the symbol "MNCP" on the OTC Bulletin Board. The warrants to purchase common stock that were issued to holders of the Company's pre-reorganization common stock in the Company's reorganization are quoted under the symbol "MNCPW" on the OTC Bulletin Board.

                             Audit Committee Report

     The following report was submitted by the Board's Audit Committee prior to the effective date of the Company's plan of reorganization. Subsequent to the effective date of the Company's plan of reorganization, the Board of Directors adopted a new audit committee charter, a copy of which is attached as Exhibit A to this proxy statement.

                               MOTIENT CORPORATION

March 29, 2002

To the Board of Directors:

     The Audit  Committee  consists  of the  following  members  of the Board of
Directors: Jonelle St. John (Chair), Billy J. Parrott, and Andrew A. Quartner. Each of the members is independent as defined under the rules of the National Association of Securities Dealers, Inc. The Committee operates under a written charter.

     Management is responsible for the Company's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of those audited financial statements in accordance with generally accepted accounting principles. The Committee's responsibility is to monitor and oversee these processes.

     The Committee has met and held discussions with management regarding the audited financial statements. Management has represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles.

     We have discussed with the independent auditors, Arthur Andersen LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     We have received and reviewed the written disclosures and the letter from Arthur Andersen required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

     Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

Audit Committee

Jonelle St. John (Chair)
Billy J. Parrott
Andrew A. Quartner

                         Independent Public Accountants

Changes in Accountants

     On May 31, 2002, the Company dismissed its independent auditors, Arthur Andersen LLP ("Arthur Andersen"), effective immediately. Motient's Board of Directors approved this decision, which was recommended by the Audit Committee of Motient's Board of Directors. The Audit Committee is reviewing alternatives and intends to recommend the appointment of new independent auditors promptly.

     Among the reasons considered by the Board of Directors for the dismissal of Arthur Andersen was Motient's understanding that the local Arthur Andersen office that served Motient was in the process of being acquired and that, following the acquisition, Arthur Andersen would no longer have a significant presence in the Northern Virginia/District of Columbia area for audit services.

     Arthur Andersen's reports on Motient's consolidated financial statements for each of the years ended December 31, 2001 and December 31, 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. The audit report for the year ended December 31, 2001, however, did contain a statement to the effect that certain matters raise substantial doubt about Motient's ability to continue as a going concern and noted that the consolidated financial statements for such period have been prepared assuming that Motient will continue as a going concern.

     During the years ended December 31, 2001 and 2000 and the interim period between December 31, 2001 and the date of this proxy statement, there were no disagreements between Motient and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

     The Company provided Arthur Andersen with a copy of the foregoing disclosures, and Arthur Andersen expressed its agreement with such statements.

     Arthur Andersen served as the Company's independent auditors for fiscal year 2001. The Company does not expect representatives of Arthur Andersen to attend the meeting of stockholders; as a result, these representatives will not be available to respond to questions from stockholders. If representatives of Arthur Andersen do attend the meeting, these representatives will have an opportunity to make a statement if they desire.

Fees Paid to Independent Auditors for Fiscal 2001

     The fees paid by the Company to Arthur Andersen LLP for the fiscal year ended December 31, 2001 were as follows:

Audit Fees

     For the fiscal year ended December 31, 2001, the aggregate fees for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001 and the reviews of the financial statements included in the Company's Forms 10-Q for the fiscal year ended December 31, 2001 were $301,000, of which $161,000 had been billed as of December 31, 2001.

Financial Information Systems Design and Implementation Fees

     For the fiscal year ended December 31, 2001, the Company did not incur any charges or pay any fees related to any financial information systems design and implementation services provided by Arthur Andersen LLP.

All Other Fees

     For the fiscal year ended December 31, 2001, the aggregate fees billed for services rendered by Arthur Andersen LLP, other than the fees discussed in the foregoing paragraphs, were $710,327, of which $444,259 related to system control and strategy reviews and $195,118 related to tax and accounting work for acquisitions, $65,850 related to human resource consulting and $5,100 for research software.

     The  Audit   Committee  of  the  Board  of  Directors  has  considered  the compatibility of the non-audit services provided by the auditors (which are described above) with the auditors' independence.


                 Certain Relationships and Related Transactions

     This section describes agreements and transactions between Motient and one or more of the following: Motorola, AT&T Wireless and Hughes Electronics, Baron Capital and Singapore Telecommunications. Each of such other parties, at the time of the transactions or shortly thereafter, held or was affiliated with an entity that held in excess of 5% of our pre-reorganization common stock and/or was then or shortly thereafter affiliated with one or more of our directors. As a result of our reorganization, none of these parties is currently a holder of 5% percent or more of our common stock or affiliated with any of our directors. This section also describes arrangements with Communication Technology Advisors LLC, an entity in which Jared E. Abbruzzese, Motient's chairman and a director, is a majority owner and in which Gerry S. Kittner, a Motient director, is an advisor and consultant.

Motorola Agreement

     In connection with our acquisition of ARDIS from Motorola on March 31, 1998, and pursuant to the Stock Purchase Agreement dated as of December 31, 1997, as amended March 31, 1998, Motient, Motorola and Motient's then principal stockholders Hughes Electronics and AT&T Wireless agreed to registration rights with respect to Motient pre-reorganization common stock. Pursuant to the terms of the Participation Rights Agreement entered into on December 31, 1997, Motorola, then a greater than 5% beneficial owner of Motient, was entitled to demand and piggyback registration rights with respect to the shares of pre-reorganization common stock issued to Motorola as part of the ARDIS acquisition. Motorola's registration rights were extinguished under the terms of Motient's plan of reorganization.

Stockholders' Agreement

     Motient and each holder of shares of its pre-reorganization common stock who acquired shares prior to Motient's initial public offering were parties to a stockholders' agreement, amended and restated as of December 1, 1993. The remaining parties to the stockholders' agreement immediately prior to the effectiveness of Motient's reorganization, AT&T Wireless and Hughes Electronics, at that time held approximately 23.5% of the outstanding pre-reorganization common stock on a fully diluted basis. These parties are no longer significant stockholders of Motient. The stockholders' agreement included provisions relating to certain corporate governance matters, as well as the voting and transferability of shares of Motient common stock held by the parties to such agreement, and provisions intended to ensure compliance with applicable laws and FCC regulations. This agreement terminated by its terms upon the disposition of the pre-reorganization common stock by the parties to the agreement in connection with the plan of reorganization.

Bank Financing Facilities

     As described in the section "Compensation and Stock Option Committee Interlocks and Insider Participation" appearing elsewhere in this proxy statement, on November 6, 2001, the agent for the bank lenders under Motient's bank financing declared all loans immediately due and payable, due to the existence of several events of default. On the same date, the bank lenders sought payment in full from the guarantors of the bank financing for the accelerated loan obligations. The bank guarantors repaid all such loans on November 14, 2001 in the amount of approximately $97.6 million. As a result, Motient had a reimbursement obligation to the bank guarantors in the amount of $97.6 million, which included interest and fees.

     On November 19, 2001, Motient sold 500,000 shares of XM Radio common stock owned by it for aggregate proceeds of $4,750,000, and used such proceeds to reduce the amount of Motient's reimbursement obligation to the guarantors of its bank financing by this amount. In this transaction, Hughes Electronics received $3,562,381, and each of Baron Capital and Singapore Telecommunications received $593,730.

     Also on November 19, 2001 Motient delivered all of the remaining 9,257,262 shares of XM Radio common stock owned by it to the guarantors of its bank financing in full satisfaction of the entire remaining amount of Motient's reimbursement obligations to the bank guarantors. Motient delivered 7,108,184 shares to Hughes Electronics, 964,640 shares to Singapore Telecommunications, and 1,184,438 shares to Baron Capital. Upon delivery of these shares, the bank guarantors released Motient from all of its remaining obligations to the bank guarantors under the bank financing and the related guarantees and reimbursement and security agreements.

     At the time of these transactions, in addition to guaranteeing Motient's obligations under its bank financing agreements, each of Hughes Electronics and Baron Capital owned shares of pre-reorganization common stock of Motient, and each of the three bank guarantors also owned certain warrants to purchase shares of pre-reorganization common stock of Motient. At the time of these transactions, Hughes Electronics owned 6,692,108 shares of pre-reorganization common stock and warrants to purchase 4,969,688 shares of pre-reorganization common stock, Baron Capital owned 1,286,275 shares of pre-reorganization common stock and warrants to purchase 828,281 shares of pre-reorganization common stock, and Singapore Telecommunications owned warrants to purchase 300,000 shares of pre-reorganization common stock.

     The following section describes certain historical events and transactions with the lenders and bank guarantors prior to the extinguishment of the bank facilities and the transactions described in the previous paragraphs.

     In  connection  with  the bank  financing,  Hughes  Electronics,  Singapore
Telecom and Baron Capital also obtained certain demand and piggy-back registration rights with regard to the unregistered shares of Motient's common stock held by them or issuable upon exercise of their warrants. Pursuant to the terms of the Amended and Restated Registration Rights Agreement among Hughes Electronics, Singapore Telecom, Baron Capital and Motient, Motient agreed to (1) extend the expiration date for demand registration rights with respect to Hughes Electronic's, Singapore Telecom's and Baron Capital's existing warrants, (2) provide registration rights for the warrants issued pursuant to the guaranty issue agreement, and (3) provide registration rights for other restricted securities held by Hughes Electronics, Singapore Telecom and Baron Capital. Under the registration rights agreement, Hughes Electronics, Singapore Telecom and Baron Capital were entitled to up to three demand registrations with respect to their shares of Motient's common stock, subject to certain registration priorities and postponement rights of Motient. In addition Hughes Electronics, Singapore Telecom and Baron Capital were entitled to piggyback registration in connection with any registration of securities by Motient, whether or not for its own account, subject to priorities for sale under the registration rights agreements between Motient and some of its other stockholders. These parties' registration rights were extinguished under the terms of Motient's plan of reorganization.

     On March 22, 1999, Motient, Hughes Electronics, Singapore Telecom and Baron Capital agreed to amend the registration rights agreement to (1) extend the expiration date for exercise of the demand registration rights granted thereunder to March 31, 2007, (2) clarify that the rights provided in the registration rights agreement are assignable by Hughes Electronics, Singapore Telecom and Baron Capital provided that the prospective assignee agrees to become a party to that agreement, and (3) provide one additional demand registration right that may be exercised only by Hughes Electronics or its assignee.

     On March 29, 1999, the bank facility guarantors agreed to eliminate certain covenants contained in the Guaranty Issuance Agreement relating to Motient's Earnings Before Interest, Depreciation, Amortization and Taxes, referred to here as EBITDA, and service revenue. In exchange for this waiver, Motient agreed to amend the exercise price of the warrants from $12.51 per share to $7.50 per share. As a result of the automatic application of certain adjustment provisions following the issuance of 7.0 million shares of common stock in Motient's public offering in August 1999, the exercise price of the warrants was further reduced to $7.36 per share, and the warrants became exercisable for an additional 129,246 shares.

     On June 29, 2000, Hughes Electronics and Baron, the only bank facility guarantors who still owned warrants as of such date, agreed with Motient to amend the exercise price of the warrants from $7.36 per share to $6.25 per share, in consideration of Hughes Electronic's and Baron's agreements to waive Motient's obligation to prepay a portion of the bank facility guaranteed by Hughes Electronics and Baron in connection with Motient's receipt of certain funds at the time of Mobile Satellite Ventures' formation.

     On April 2, 2001, the exercise price of the warrants was further reduced to $1.31 per share, in consideration of Hughes Electronic's and Baron's agreement to consent to Motient's issuance of a $25 million note to Rare Medium, which note was secured by a pledge of 3,000,000 shares of common stock of XM Radio owned by Motient. In connection with this waiver and in consideration of Singapore Telecom's agreement to consent to such transaction, Motient also agreed to issue a new warrant to Singapore Telecom, exercisable for 300,000 shares of Motient common stock, at $1.31 per share.

Communication Technology Advisors LLC

     Jared E. Abbruzzese, Motient's chairman and a director, is the chairman and majority equity owner of Communication Technology Advisors LLC. Gerry S. Kittner, also a Motient director, is an advisor and consultant for Communication Technology Advisors. Since November 5, 2001, Motient made payments to Communications Technology Advisors totaling $330,000 under an agreement between Motient and Communications Technology Advisors requiring Motient to pay the fees and expenses of Communications Technology Advisors in connection with its engagement as financial advisor to a committee of holders of Motient's high-yield debt. Of this amount, $150,000 was paid to Communications Technology Advisors in its last full fiscal year, which represented more than 5% of Communications Technology Advisors' consolidated gross revenues for that fiscal year.

                APPROVAL OF THE COMPANY'S 2002 STOCK OPTION PLAN
                                  (Proposal 2)

     This section provides a summary of the terms of Motient's 2002 Stock Option Plan and the proposal to approve the plan.

     The Board of Directors approved the 2002 Stock Option Plan on May 31, 2002, subject to approval from the Company's stockholders at this meeting. We are asking our stockholders to approve the 2002 Stock Option Plan as we believe that approval of the plan is essential to our continued success. The purpose of the 2002 Stock Option Plan is to attract and to encourage the continued employment and service of, and maximum efforts by, officers, key employees and other key individuals by offering those persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. In the judgment of the Board of Directors, grants under the 2002 Stock Option Plan will be a valuable incentive and will serve to the ultimate benefit of stockholders by aligning more closely the interests of 2002 Stock Option Plan participants with those of the Company's stockholders.

     On the record date, the number of shares of common stock reserved for issuance under the 2002 Stock Option Plan was equal to two million nine hundred ninety-three thousand twenty-four (2,993,024) shares of common stock, of which two million two hundred forty-four thousand two hundred fifty (2,244,250) shares are subject to options that have been granted, subject to stockholder approval as discussed below, and seven hundred forty-eight thousand seven hundred seventy-four (748,774) shares are available for future grants as of that date. On the record date, the closing price of the Company's common stock was $5.00 per share.

     Approval of the 2002 Stock Option Plan requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on this proposal. Unless otherwise indicated, properly executed proxies will be voted in favor of Proposal 2 to approve the 2002 Stock Option Plan.

     The Board of Directors recommends that stockholders vote "FOR" the approval of the 2002 Stock Option Plan.

Description of the Plan

     A description of the provisions of the 2002 Stock Option Plan is set forth below. This summary is qualified in its entirety by the detailed provisions of the 2002 Stock Option Plan, a copy of which is attached as Exhibit B to this proxy statement.

     Administration. The 2002 Stock Option Plan is administered by the Board of Directors and the Compensation Committee. Subject to the terms of the plan, the Board of Directors or Compensation Committee may select participants to receive awards, determine the terms and conditions of awards, and interpret provisions of the plan.

     Common Stock Reserved for Issuance under the Plan. The common stock issued, to the extent permitted by law, or to be issued under the 2002 Stock Option Plan consists of authorized but unissued shares and treasury shares. If any shares covered by an award are not purchased or are forfeited, or if an award otherwise terminates without delivery of any common stock, then the number of shares of common stock counted against the aggregate number of shares available under the plan with respect to the award will, to the extent of any such forfeiture or termination, again be available for making awards under the 2002 Stock Option Plan.

     Eligibility. Awards may be made under the 2002 Stock Option Plan to employees or outside directors of or consultants or advisors to us or any of our affiliates, including any such employee who is an officer or director of us or of any affiliate, and to any other individual service provider whose participation in the plan is determined to be in the best interests of the Company by the Compensation Committee. Participation in the 2002 Stock Option Plan is subject to the discretion of the Board of Directors or the Compensation Committee. On the record date, there were approximately 4 executive officers, 323 employees and 5 non-employee directors of the Company and its subsidiaries who were eligible to participate in the 2002 Stock Option Plan.

     Amendment or Termination of the Plan. The Board of Directors may terminate or amend the plan at any time and for any reason. The 2002 Stock Option Plan shall terminate in any event ten years after its effective date. Amendments will be submitted for stockholder approval to the extent required by the Internal Revenue Code or other applicable laws.

     Option Awards. The 2002 Stock Option Plan permits the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Internal Revenue Code and stock options that do not qualify as incentive stock options.

     The exercise price of each incentive stock option may not be less than 100% of the fair market value of our common stock on the date of grant. In the case of certain 10% stockholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of the common stock on the date of grant. An exception to these requirements is made for options that the Company grants in substitution for options held by employees of companies that the Company acquires. In such a case the exercise price is adjusted to preserve the economic value of the employee's stock option from his or her former employer.

     The term of each stock option is fixed by the Board of Directors or the Compensation Committee and may not exceed 10 years from the date of grant. The Board of Directors or the Compensation Committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the Board of Directors or the Compensation Committee.

     In general, an optionee may pay the exercise price of an option by cash, certified check, or, if permitted by the Board of Directors and/or Compensation Committee, by means of a broker-assisted cashless exercise, or by any other means set forth in the optionee's award agreement that is consistent with applicable laws, regulations or rules.

     Stock options granted under the 2002 Stock Option Plan may not be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution. However, the Company may permit limited transfers of non-qualified options for the benefit of immediate family members of grantees to help with estate planning concerns.

     Effect of Certain Corporate Transactions. Certain change of control transactions involving us, such as a sale of the Company, may cause awards granted under the 2002 Stock Option Plan to vest.

     Adjustments for Stock Dividends and Similar Events. The Board of Directors will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the 2002 Stock Option Plan, including the individual limitations on awards, to reflect common stock dividends, stock splits and other similar events.

     Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code limits publicly-held companies such as the Company to an annual deduction for federal income tax purposes of $1 million for compensation paid to their covered employees. However, performance-based compensation is excluded from this limitation. The 2002 Stock Option Plan is designed to permit the Compensation Committee to grant options that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

     The grant will satisfy the conditions of Section 162(m) if the grant is made by the Compensation Committee, the plan under which the option is granted states the maximum number of shares with respect to which options may be granted during a specified period to an employee, and under the terms of the option, the amount of compensation is based solely on an increase in the value of the common stock after the date of grant.

     The maximum number of shares of common stock subject to options that can be awarded under the 2002 Stock Option Plan to any person is 775,000 per year. Notwithstanding the preceding, the maximum number of shares of common stock subject to options that can be awarded under the 2002 Stock Option Plan to any person is 1,550,000, if the option is granted during the person's first year of service in connection with such person's hire by the Company.

Federal Income Tax Consequences

     Incentive Stock Options. The grant of an option will not be a taxable event for the grantee or for the Company. A grantee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of the Company's common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (the "holding period requirement"). The Company will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

     For the exercise of an option to qualify for the foregoing tax treatment, the grantee generally must be an employee of the Company or an employee of a subsidiary of the Company from the date the option is granted through a date within three months before the date of exercise of the option.

     If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. The Company will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to the Company's compliance with Section 162(m) of the Internal Revenue Code and to certain reporting requirements.

     Non-Qualified Options. The grant of an option will not be a taxable event for the grantee or the Company. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

     If the Company complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, the Company will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

     A grantee who has transferred a non-qualified stock option to a family member by gift will realize taxable income at the time the non-qualified stock option is exercised by the family member. The grantee will be subject to withholding of income and employment taxes at that time. The family member's tax basis in the shares of common stock will be the fair market value of the shares of common stock on the date the option is exercised. The transfer of vested non-qualified stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be includable in the grantee's estate for estate tax purposes.

                                New Plan Benefits
                   Motient Corporation 2002 Stock Option Plan

     The table below sets forth the number of shares underlying outstanding options to purchase Motient common stock granted under the 2002 Stock Option Plan. These options are subject to stockholder approval of the plan at the annual meeting. Because participation in the 2002 Stock Option Plan is subject to the discretion of the Board of Directors, the amount of the remaining 748,774 shares of common stock reserved for issuance under the plan but not subject to outstanding grants that will be received by any participant or group of participants in the plan is not currently determinable.


Name and Position                                                                          Number of Option Shares (1)
-----------------                                                                          ---------------------------
Gary Parsons, Former Chairman of the Board                                                               75,000
Walter V. Purnell, Jr, President and Chief Executive Officer, Director                                  500,000
David H. Engvall, Senior Vice President, General Counsel and Secretary                                  120,000
Dennis W. Matheson, Senior Vice president and Chief Technology Officer                                  120,000
W. Bartlett Snell, Executive Vice President and Chief Financial Officer, Director                       250,000
Total Executive Group (4 persons)                                                                       990,000
Non-Executive Director Group (5 persons)                                                                      0
Non-Executive Officer Employee Group (323 persons)                                                    1,254,250

(1) The exercise price of each option is $5.00 per share. Each option vests as follows: one-sixth (1/6) of the total number of shares underlying each option vest on each of the first, second and third anniversaries of the grant date, subject to continued service on such dates; an additional one-sixth (1/6) of the total number of shares vest in each of 2003, 2004 and 2005 upon confirmation that Motient has satisfied specified financial performance criteria for the fiscal years 2002, 2003, and 2004, respectively.

     If stockholders approve the plan at the annual meeting, Motient will record compensation expense in the future for the grants that have already been made in accordance with the requirements of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," as interpreted by Financial Accounting Standards Board (FASB) Statement No. 44, "Accounting for Certain Transactions Involving Stock Compensation."

     Based on the closing price of $5.00 per share on May 31, 2002, the aggregate market value of the 2,993,024 shares of common stock reserved for issuance under the 2002 Stock Option Plan is $14,965,120.

Securities Authorized for Issuance Under Equity Compensation Plans

     The following table provides information as of December 31, 2001 regarding equity compensation plans under which equity securities of Motient were authorized for issuance as of December 31, 2001. Since May 1, 2002, the effective date of Motient's plan of reorganization, all of the plans described below were terminated, and no equity securities are currently authorized for issuance under such plans.


                      Equity Compensation Plan Information

                                                                                                    Number of securities
                                                 Number of securities                             remaining available for
                                                   to be issued upon       Weighted-average        future issuance under
                                                      exercise of          exercise price of     equity compensation plans
                                                 outstanding options,    outstanding options,      (excluding securities
                Plan category                     warrants and rights     warrants and rights    reflected in column (a) (1)
                -------------                    --------------------    --------------------    ---------------------------
Equity compensation plans approved by
   securityholders........................             3,613,235                 $1.05                   2,543,923
Equity compensation plans not approved by
   securityholders........................                 N/A                     N/A                       N/A
         Total............................             3,613,235                 $1.05                   2,543,923
-----------

(1) As of December 31, 2001, these shares could have been issued upon the exercise of options or as restricted shares. Effective May 1, 2002, the plans pursuant to which these shares were issuable were terminated.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of a registered class of the Company's equity securities are required to report their ownership of the Company's common stock and other equity securities and any changes in that ownership to the SEC. The SEC has established specific due dates for these reports, and the Company is required to report in this proxy statement any failure to file by these dates. No person associated with the Company who was required to file under these rules failed to file any such required report in 2001. In making this statement, the Company has relied on the written representations of its directors and officers and copies of the reports that have been filed with the SEC.

        Stockholder proposals for the 2003 annual meeting of stockholders

     To be considered for inclusion in our proxy statement and form of proxy for the 2003 annual meeting pursuant to the proxy solicitation rules of the SEC, stockholder proposals must be received at our offices no later than February 7, 2003. Proposals must be in compliance with Rule 14a-8 under the Securities Exchange Act of 1934 and our amended and restated bylaws, and must be submitted in writing delivered or mailed to the Secretary, Motient Corporation, 10802 Parkridge Boulevard, Reston, VA 20191. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2003 annual meeting of stockholders any stockholder proposal which may be omitted from the Company's proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received.

     Further, Rule 14a-4(c) of the Securities Exchange Act of 1934 also establishes a different deadline for submission of stockholder proposals that are not intended to be included in the Company's proxy. The deadline for these proposals for the 2003 annual meeting is April 23, 2003. If a stockholder gives notice of such a proposal after this deadline, the Company's proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the 2003 annual meeting.

                               2001 ANNUAL REPORT

     Motient's annual report on Form 10-K for the year ended December 31, 2001, including financial statements, is being furnished concurrently with this proxy statement to persons who were stockholders of record as of May 31, 2002, the record date for the Annual Meeting.



                                      By order of the Board of Directors,
                                      /s/David H. Engvall
                                      David H. Engvall
                                      Senior Vice President and Secretary

Reston, Virginia
June 7, 2002

                                    Exhibit A

                             Audit Committee Charter

The primary function of the Audit Committee (the "Audit Committee" or the "Committee") is to assist the Board of Directors (the "Board") of Motient Corporation (the "Company") in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to shareholders and others, the system of internal controls which management and the Board have established, and the audit process. The membership of the Audit Committee shall consist of at least three directors, and shall meet the requirements of The Nasdaq Stock Market. Audit Committee members and the Committee Chair shall be designated by the full Board.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits, to implement internal controls or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent accountants. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent accountants or to assure compliance with laws and regulations and the Company's code of conduct.

To the fullest extent permissible under applicable law, each member of the Audit Committee is entitled to rely in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Committee by any of the Company's officers, employees, or committees, the independent accountants, the internal auditors or any other person as to matters the member reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

In carrying out its responsibilities, the Audit Committee is expected to undertake the following activities:

1. Review annually and, to the extent the Committee determines it to be necessary or advisable, update the Committee's charter.

2. Provide an open avenue of communication among the independent accountants, the internal auditors*, management and the Board.

3. Recommend to the Board the independent accountants to be nominated, approve the compensation of the independent accountants, and review and approve the discharge of the independent accountants.

4. Review and concur in the appointment, replacement or dismissal of the internal audit team, and at the time when the Company has a Director of Internal Audit, review and concur in the appointment, replacement or dismissal of the Director of Internal Audit.

5. Confirm and make appropriate inquiries with respect to the independence of the internal auditor and the independent accountants, including a review of non-audit services and related fees provided by the independent accountants; receive from the independent accountants and review a formal written statement delineating all relationships between the independent accountants and the Company, consistent with Independence Standards Board Standard 1; actively engage in a dialogue with the independent accountants with respect to any disclosed relationships or services that may affect the objectivity and independence of the independent accountants; recommend that the Board take appropriate action on any disclosed relationships to satisfy itself of the independent accountants' independence.

6. Inquire of management, the Director of Internal Audit, and the independent accountants about significant risks or exposures, including financial statement risks, the Company's processes for identifying, assessing and disclosing such risks, the steps management has taken to minimize such risk to the Company and the disclosures made regarding such risks. Review with management and assess these processes, including the steps being taken to address such risks and the disclosure regarding these risks.

7. Consider, in consultation with the independent accountants and the Director of Internal Audit, the audit scope and plan of the internal auditors and the independent accountants.

8.   Review  with  management,   the  internal   auditors  and  the  independent
     accountants:

     A. The Company's annual financial statements and related footnotes.
     B. The independent accountants' audit of the annual financial statements and associated report.
     C. Any significant changes required in the independent accountants' annual audit plan.
     D. Any serious disputes or issues with management encountered during the course of the annual audit.
     E. Other matters related to the conduct of the annual audit which are to be communicated to the Committee under generally accepted auditing standards, including under Statement on Auditing Standards No. 61, Communications with Audit Committees.
     F. The  independent   accountants'   assessment  of  financial   statement
        materiality.
     G. The Company's filings with the Securities and Exchange Commission.
     H. The Company's policies regarding corporate ethics, financial controls and legal compliance.
     I. The Company's policies and procedures with respect to officers' expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the independent accountants or the internal auditor.

     J. SEC,  FASB  and  other  proposed   rule-makings  with  the  independent
        accountants  to determine  any  potential  impact to the Company.
     K. Their assessment of the adequacy of internal controls, including computerized information system controls and security, the resolution of any identified material weaknesses and reportable conditions in internal controls over financial reporting, including the prevention or detection of management override or compromise of the internal control system, and the reports issued with respect to the annual financial statements, the internal control structure and procedures for financial reporting.
     L. Any related significant findings and recommendations of the independent accountants and internal auditors together with management responses.
     M. Risks related to off-balance sheet financing arrangements and the adequacy of the disclosure of such risks.

9. Consider the judgments of the independent accountants that are brought to the attention of the Audit Committee as to the quality and appropriateness of the Company's accounting principles as applied in the Company's financial reporting, significant accounting policies (including critical accounting policies to be described in the Company's filings with the SEC), audit conclusions regarding the reasonableness of significant accounting estimates and any audit adjustments. Also, review and consider information received from the independent accountants regarding alternative accounting principles or policies permitted under generally accepted accounting principles, and the appropriateness of the principles and policies selected for financial reporting purposes.

10. Based on the review and discussions with management and the independent accountants, determine whether to recommend to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the past fiscal year.

11. Consider and review any significant related party transactions involving the company brought to the attention of the audit committee to determine whether such transactions are in the company's best interests, if consummated, and are appropriately disclosed.

12.  Consider and review with management and the internal auditors:

A. Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.
B. Any changes required in the planned scope of their audit plan.
C. The internal audit department charter, budget and staffing.
D. Internal audit's compliance with the IIA's "Standards for the Professional Practice of Internal Auditing" (Standards).

13. Review filings with the SEC and other published documents containing the company's financial data and assess consistency with the information contained in the company's financial statements.

14. Review with management and, as requested, the independent accountants, the interim financial statements before they are filed with the SEC or other regulators. Discuss with the independent accountants any matters required to be communicated by the independent accountants to the Audit Committee or its Chair in connection with the independent accountants' review of the interim financial statements of the Company. The Chair or another member of the Audit Committee designated by the Chair may represent the entire Audit Committee, either in person or by telephone conference call, for purposes of the reviews contemplated in this paragraph.

15. Review legal and regulatory matters that may have a material impact on the financial statements, related company compliance policies, and communications received from regulators.

16. Meet with the independent accountants, the Director of Internal Audit, and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Audit Committee.

17. Report Audit Committee actions to the Board with such recommendations as the Committee may deem appropriate. Keep a record of the acts and procedures of the Audit Committee. Perform such other activities, consistent with applicable law and the Company's governing documents as the Audit Committee deems appropriate.

18. The Audit Committee shall have the power of conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

19. The Committee shall meet at least four times per year or more frequently as circumstances require, prepare the Audit Committee report to be included in the Company's proxy statement and receive the information to be provided by the independent accountants for inclusion in the proxy statement, including with regard to fees relating to audit and non-audit services. The Committee may ask members of management or others to attend the meetings and provide pertinent information as necessary.

The duties and responsibilities of a member of the Audit Committee are in addition to those duties established for a member of the Board.


* As used throughout this document, "internal auditors" are deemed to be those individuals undertaking the role of internal audit, whether employees of the Company, the Chief Financial Officer or external consultants.

                                   EXHIBIT B



















       ------------------------------------------------------------------

                               MOTIENT CORPORATION

                             2002 STOCK OPTION PLAN
       ------------------------------------------------------------------

                                TABLE OF CONTENTS
                                                                            Page

1.    PURPOSE..................................................................1
2.    DEFINITIONS..............................................................1
3.    ADMINISTRATION OF THE PLAN...............................................4
      3.1.     Board...........................................................4
      3.2.     Committee.......................................................4
      3.3.     Grants..........................................................5
      3.4.     Deferral Arrangement............................................6
      3.5.     No Liability....................................................6
4.    STOCK SUBJECT TO THE PLAN................................................6
5.    EFFECTIVE DATE, DURATION AND AMENDMENTS..................................7
      5.1.     Effective Date..................................................7
      5.2.     Term............................................................7
      5.3.     Amendment and Termination of the Plan...........................7
6.    GRANT ELIGIBILITY AND LIMITATIONS........................................7
      6.1.     Company or Subsidiary Employees; Service Providers;
               Other Persons...................................................7
      6.2.     Successive Grants...............................................7
      6.3.     Limitation on Shares of Stock Subject to Grants.................7
      6.4.     Limitations on Incentive Stock Options..........................8
      6.5.     Tandem and Substitute Grants....................................8
7.    AWARD AGREEMENT..........................................................8
8.    TERMS AND CONDITIONS OF OPTIONS..........................................8
      8.1.     Option Price....................................................8
      8.2.     Vesting.........................................................9
      8.3.     Term............................................................9
      8.4.     Termination of Service..........................................9
      8.5.     Limitations on Exercise of Option...............................9
      8.6.     Method of Exercise..............................................9
      8.7.     Rights of Holders of Options...................................10
      8.8.     Delivery of Stock Certificates.................................10
9.    TRANSFERABILITY OF OPTIONS..............................................10
      9.1.     Transferability of Options.....................................10
      9.2.     Family Transfers...............................................10
10.   FORM OF PAYMENT FOR OPTIONS.............................................11
      10.1.    General Rule...................................................11
      10.2.    Cashless Exercise..............................................11
      10.3.    Other Forms of Payment.........................................11
11.   PARACHUTE LIMITATIONS...................................................11
12.   REQUIREMENTS OF LAW.....................................................12
      12.1.    General.12
      12.2.    Rule 16b-3.....................................................12
13.   EFFECT OF CHANGES IN CAPITALIZATION.....................................13
      13.1.    Changes in Stock...............................................13
      13.2.    Reorganization in Which the Company Is the Surviving Entity
               Which does not Constitute a Corporate
               Transaction....................................................13
      13.3.    Corporate Transaction..........................................13
      13.4.    Adjustments....................................................14
      13.5.    No Limitations on Company......................................14
14.   general provisions......................................................14
      14.1.    Disclaimer of Rights...........................................14
      14.2.    Nonexclusivity of the Plan.....................................15
      14.3.    Withholding Taxes..............................................15
      14.4.    Captions.......................................................15
      14.5.    Other Provisions...............................................15
      14.6.    Number And Gender..............................................15
      14.7.    Severability...................................................16
      14.8.    Governing Law..................................................16

                               MOTIENT CORPORATION

                             2002 STOCK OPTION PLAN


         Motient Corporation, a Delaware corporation (the "Company"), sets forth herein the terms of its 2002 Stock Option Plan (the "Plan"), as follows:

1.       PURPOSE

        The Plan is intended to enhance the Company's and its Affiliates' (as defined herein) ability to attract and retain highly qualified officers, directors, key employees, and other persons, and to motivate such officers, directors, key employees, and other persons to serve the Company and its Affiliates and to expend maximum effort to improve the business results and earnings of the Company, by providing to such officers, directors, key employees and other persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the Plan provides for the grant of stock options which may be non-qualified stock options or incentive stock options, as provided herein.

2.       DEFINITIONS

        For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:

2.1 "Affiliate" means, with respect to the Company, any company or other trade or business that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary.

2.2 "Award Agreement" means the written agreement between the Company and a Grantee that evidences and sets out the terms and conditions of a Grant.

2.3 "Benefit Arrangement" shall have the meaning set forth in Section 11 hereof.

2.4 "Board" means the Board of Directors of the Company.

2.5 "Cause" means, as determined by the Board and unless otherwise provided in an applicable agreement with the Company or an Affiliate, (i) gross negligence or willful misconduct in connection with the performance of duties; (ii) conviction of a criminal offense (other than minor traffic offenses); or (iii) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between the Service Provider and the Company or an Affiliate.

2.6 "Code" means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

2.7 "Committee" means a committee of, and designated from time to time by resolution of, the Board, which shall be constituted as provided in Section 3.2.

2.8      "Company" means Motient Corporation.

2.9 "Corporate Transaction" means (i) the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of substantially all of the assets of the Company to another person or entity, or (iii) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity (other than persons who are shareholders or Affiliates immediately prior to the transaction) owning 50% or more of the combined voting power of all classes of stock of the Company.

2.10 "Disability" means the Grantee is unable to perform each of the essential duties of such Grantee's position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months; provided, however, that, with respect to rules regarding expiration of an Incentive Stock Option following termination of the Grantee's Service, Disability shall mean the Grantee is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

2.11 "Effective Date" means May 31, 2002, the date the Plan is approved by the Board.

2.12 "Exchange Act" means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.

2.13 "Fair Market Value" means the market price of Common Shares, determined by the Committee as follows:

                  (a) If the Common Shares were traded over-the-counter on the date in question but were not classified as a national market issue, and are regularly traded in this manner, then the Fair Market Value shall be equal to the mean between the last reported representative bid and asked prices quoted by the Nasdaq system for such date;

                  (b) If the Common Shares were traded over-the-counter on the date in question and were classified as a national market issue, and are regularly traded in this manner, then the Fair Market Value shall be equal to the last-transaction price quoted by the Nasdaq system for such date;

                  (c) If the Common Shares were traded on a stock exchange on the date in question, and are regularly traded in this manner, then the Fair Market Value shall be equal to the closing price reported by the applicable composite transactions report for such date; and

                  (d) If none of the foregoing is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

                  Whenever possible, the determination of Fair Market Value by the Committee under paragraphs (a), (b), or (c) shall be based on the prices reported in The Wall Street Journal. Such determination shall be conclusive and binding on all persons.

2.14 "Family Member" means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the Grantee, any person sharing the Grantee's household (other than a tenant or employee), a trust in which any one or more of these persons have more than fifty percent of the beneficial interest, a foundation in which any one or more of these persons (or the Grantee) control the management of assets, and any other entity in which one or more of these persons (or the Grantee) own more than fifty percent of the voting interests.

2.15 "Grant" means an award of an Option under the Plan.

2.16 "Grant Date" means, as determined by the Board or authorized Committee, the latest to occur of (i) the date as of which the Board approves a Grant, (ii) the date on which the recipient of a Grant first becomes eligible to receive a Grant under Section 6 hereof, or (iii) such other date as may be specified by the Board.

2.17 "Grantee" means a person who receives or holds a Grant under the Plan.

2.18 "Incentive Stock Option" means an "incentive stock option" within the meaning of Section 422 of the Code, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.

2.19 "Non-qualified Stock Option" means an Option that is not an Incentive Stock Option.

2.20 "Option" means an option to purchase one or more shares of Stock pursuant to the Plan.

2.21 "Option Price" means the purchase price for each share of Stock subject to an Option.

2.22 "Other Agreement" shall have the meaning set forth in Section 11 hereof.

2.23 "Outside Director" means a member of the Board who is not an officer or employee of the Company.

2.24 "Plan" means this Motient Corporation 2002 Stock Option Plan.

2.25 "Securities Act" means the Securities Act of 1933, as now in effect or as hereafter amended.

2.26 "Service" means service as an employee, officer, director or other Service Provider of the Company or an Affiliate. Unless otherwise stated in the applicable Award Agreement, a Grantee's change in position or duties shall not result in interrupted or terminated Service, so long as such Grantee continues to be an employee, officer, director or other Service Provider of the Company or an Affiliate. Subject to the preceding sentence, whether a termination of Service shall have occurred for purposes of the Plan shall be determined by the Board, which determination shall be final, binding and conclusive.

2.27 "Service Provider" means an employee, officer or director of the Company or an Affiliate, or a consultant or adviser currently providing services to the Company or an Affiliate.

2.28 "Stock" means the common stock, par value $.01 per share, of the Company.

2.29 "Subsidiary" means any "subsidiary corporation" of the Company within the meaning of Section 424(f) of the Code.

2.30 "Termination Date" means the date upon which an Option shall terminate or expire, as set forth in Section 8.3 hereof.

2.31 "Ten Percent Stockholder" means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

3.   ADMINISTRATION OF THE PLAN

3.1. Board.

         The Board shall have such powers and authorities related to the administration of the Plan as are consistent with the Company's certificate of incorporation and by-laws and applicable law. The Board shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Grant or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Board deems to be necessary or appropriate to the administration of the Plan, any Grant or any Award Agreement. All such actions and determinations shall be by the affirmative vote of a majority of the members of the Board present at a meeting or by unanimous consent of the Board executed in writing in accordance with the Company's certificate of incorporation and by-laws and applicable law. The interpretation and construction by the Board of any provision of the Plan, any Grant or any Award Agreement shall be final and conclusive.

3.2. Committee.

        The Board from time to time may delegate to the Committee such powers and authorities related to the administration and implementation of the Plan, as set forth in Section 3.1 above and other applicable provisions, as the Board shall determine, consistent with the certificate of incorporation and by-laws of the Company and applicable law.

                  (i) Except as provided in Subsection (ii) and except as the Board may otherwise determine, the Committee, if any, appointed by the Board to administer the Plan shall consist of two or more Outside Directors of the Company who: (a) qualify as "outside directors" within the meaning of Section 162(m) of the Code and who (b) meet such other requirements as may be established from time to time by the Securities and Exchange Commission for plans intended to qualify for exemption under Rule 16b--3 (or its successor) under the Exchange Act.

                  (ii) The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of the Company who need not be Outside Directors, who may administer the Plan with respect to employees or other Service Providers who are not officers or directors of the Company, may grant Grants under the Plan to such employees or other Service Providers, and may determine all terms of such Grants.

In the event that the Plan, any Grant or any Award Agreement entered into hereunder provides for any action to be taken by or determination to be made by the Board, such action may be taken or such determination may be made by the Committee if the power and authority to do so has been delegated to the Committee by the Board as provided for in this Section. Unless otherwise expressly determined by the Board, any such action or determination by the Committee shall be final, binding and conclusive. To the extent permitted by law, the Committee may delegate its authority under the Plan to a member of the Board.

3.3. Grants.

         Subject to the other terms and conditions of the Plan, the Board shall have full and final authority to:

         (i)  designate Grantees,

         (ii) determine the type or types of Grants to be made to a Grantee,

         (iii)determine the number of shares of Stock to be subject to a Grant,

         (iv) establish the terms and conditions of each Grant (including, but not limited to, the exercise price of any Option, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of a Grant or the shares of Stock subject thereto, and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options),

         (v)  prescribe the form of each Award Agreement evidencing a Grant, and

         (vi) amend, modify, or supplement the terms of any outstanding Grant. Such authority specifically includes the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to modify Grants to eligible individuals who are foreign nationals or are individuals who are employed outside the United States to recognize differences in local law, tax policy, or custom.

         As a condition to any subsequent Grant, the Board shall have the right, at its discretion, to require Grantees to return to the Company Grants previously made under the Plan. Subject to the terms and conditions of the Plan, any such new Grant shall be upon such terms and conditions as are specified by the Board at the time the new Grant is made. The Board shall have the right, in its discretion, to make Grants in substitution or exchange for any other award under another plan of the Company, any Affiliate, or any business entity to be acquired by the Company or an Affiliate. The Company may retain the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee on account of actions taken by the Grantee in violation or breach of or in conflict with any non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any Affiliate thereof or any confidentiality obligation with respect to the Company or any Affiliate thereof or otherwise in competition with the Company or any Affiliate thereof, to the extent specified in such Award Agreement applicable to the Grantee. Furthermore, the Company may annul a Grant if the Grantee is an employee of the Company or an Affiliate thereof and is terminated for Cause as defined in the applicable Award Agreement or the Plan, as applicable. Any Grant shall be contingent upon the Grantee executing the appropriate Award Agreement.

3.4. Deferral Arrangement.

         The Board may permit or require the deferral of any award payment into a deferred compensation arrangement, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, including converting such credits into deferred Stock equivalents and restricting deferrals to comply with hardship distribution rules affecting 401(k) plans.

3.5. No Liability.

        No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Grant or Award Agreement.



4.   STOCK SUBJECT TO THE PLAN

        Subject to adjustment as provided in Section 13 hereof, the number of shares of Stock available for issuance under the Plan shall be two million nine hundred ninety-three thousand twenty-four (2,993,024), representing ten percent (10%) of the outstanding shares of Stock on a fully diluted basis as of the Effective Date. Stock issued or to be issued under the Plan shall be authorized but unissued shares; or, to the extent permitted by applicable law, issued shares that have been reacquired by the Company. If any shares covered by a Grant are not purchased or are forfeited, or if a Grant otherwise terminates without delivery of any Stock subject thereto, then the number of shares of Stock counted against the aggregate number of shares available under the Plan with respect to such Grant shall, to the extent of any such forfeiture or termination, again be available for making Grants under the Plan.

5.   EFFECTIVE DATE, DURATION AND AMENDMENTS

5.1. Effective Date.

        The Plan shall be effective as of the Effective Date, subject to approval of the Plan by the Company's stockholders within one year of the Effective Date. Upon approval of the Plan by the stockholders of the Company as set forth above, all Grants made under the Plan on or after the Effective Date shall be fully effective as if the stockholders of the Company had approved the Plan on the Effective Date. If the stockholders fail to approve the Plan within one year after the Effective Date, any Grants made hereunder shall be null and void and of no effect.

5.2. Term.

        The Plan shall terminate automatically ten (10) years after its adoption by the Board and may be terminated on any earlier date as provided in Section 5.3.

5.3. Amendment and Termination of the Plan.

        The Board may, at any time and from time to time, amend, suspend, or terminate the Plan as to any shares of Stock as to which Grants have not been made. An amendment shall be contingent on approval of the Company's stockholders to the extent stated by the Board or required by applicable law. No Grants shall be made after termination of the Plan. No amendment, suspension, or termination of the Plan shall, without the consent of the Grantee, impair rights or obligations under any Grant theretofore awarded under the Plan.

6.   GRANT eligibility AND LIMITATIONS

6.1. Company or Subsidiary Employees; Service Providers; Other Persons.

        Subject to this Section 6, Grants may be made under the Plan to any Service Provider to the Company or of any Affiliate, including any Outside Director.

6.2. Successive Grants.

        An eligible person may receive more than one Grant, subject to such restrictions as are provided herein.

6.3. Limitation on Shares of Stock Subject to Grants.

        During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, the maximum number of shares of Stock subject to Options that can be awarded under the Plan to any person eligible for a Grant under Section 6 hereof is seven hundred seventy-five thousand (775,000) per year. Notwithstanding the preceding, the maximum number of shares of Stock subject to Options that can be awarded under the Plan to any person eligible for a Grant under Section 6 hereof is one million five hundred fifty thousand (1,550,000), if the Grant is made during the person's first year of Service in connection with such person's hire by the Company. The preceding limitations in this Section 6.3 are subject to adjustment as provided in Section 13 hereof.

6.4. Limitations on Incentive Stock Options.

        An Option shall constitute an Incentive Stock Option only (i) if the Grantee of such Option is an employee of the Company or any Subsidiary of the Company; (ii) to the extent specifically provided in the related Award Agreement; and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Grantee's employer and its Affiliates) does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted.

6.5. Tandem and Substitute Grants.

         Grants under the Plan may, in the discretion of the Board, be granted in tandem with or in substitution or exchange for any other Grant or any award granted under another plan of the Company, any Affiliate, or any business entity to be acquired by the Company or an Affiliate, or any other right of a Grantee to receive payment from the Company or any Affiliate. Such tandem and substitute or exchange Grants may be granted at any time. If a Grant is made in substitution or exchange for another Grant, the Board shall require the surrender of such other Grant in consideration for the new Grant.

7.   AWARD AGREEMENT

        Each Grant pursuant to the Plan shall be evidenced by an Award Agreement, in such form or forms as the Board shall from time to time determine, which specifies the number of shares subject to the Grant. Award Agreements granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. Each Award Agreement shall specify whether such Grant is intended to be a grant of Non-qualified Stock Options or Incentive Stock Options, and in the absence of such specification such options shall be deemed Non-qualified Stock Options.

8.   TERMS AND CONDITIONS OF OPTIONS

8.1. Option Price.

        The Option Price of each Option shall be fixed by the Board and stated in the Award Agreement evidencing such Option. The Option Price of each Incentive Stock Option shall be at least the Fair Market Value on the Grant Date of a share of Stock; provided, however, that in the event that a Grantee is a Ten Percent Stockholder, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than 110 percent of the Fair Market Value of a share of Stock on the Grant Date. In no case shall the Option Price of any Option be less than the par value of a share of Stock.

8.2. Vesting.

                  Subject to Sections 8.3 and 13.3 hereof, each Option granted under the Plan shall become exercisable at such times and under such conditions as shall be determined by the Board and stated in the Award Agreement. For purposes of this Section 8.2, fractional numbers of shares of Stock subject to an Option shall be rounded down to the next nearest whole number. The Board may provide, for example, in the Award Agreement for (i) accelerated exercisability of the Option in the event the Grantee's Service terminates on account of death, Disability or another event, (ii) expiration of the Option prior to its term in the event of the termination of the Grantee's Service, (iii) immediate forfeiture of the Option in the event the Grantee's Service is terminated for Cause or (iv) unvested Options to be exercised subject to the Company's right of repurchase with respect to unvested shares of Stock. No Option shall be exercisable in whole or in part prior to the date the Plan is approved by the Stockholders of the Company as provided in Section 5.1 hereof.

8.3. Term.

        Each Option granted under the Plan shall terminate, and all rights to purchase shares of Stock thereunder shall cease, upon the expiration of ten years from the date such Option is granted, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Board and stated in the Award Agreement relating to such Option (the "Termination Date"); provided, however, that in the event that the Grantee is a Ten Percent Stockholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option shall not be exercisable after the expiration of five years from its Grant Date.

8.4. Termination of Service.

         Each Award Agreement shall set forth the extent to which the Grantee shall have the right to exercise the Option following termination of the Grantee's Service. Such provisions shall be determined in the sole discretion of the Board, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

8.5. Limitations on Exercise of Option.

        Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, prior to the date the Plan is approved by the stockholders of the Company as provided herein, or after ten years following the Grant Date, or after the occurrence of an event referred to in
Section 13 hereof which results in termination of the Option.

8.6. Method of Exercise.

        An Option that is exercisable may be exercised by the Grantee's delivery to the Company of written notice of exercise on any business day, at the Company's principal office, on the form specified by the Company. Such notice shall specify the number of shares of Stock with respect to which the Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares for which the Option is being exercised.

8.7. Rights of Holders of Options.

        Unless otherwise stated in the applicable Award Agreement, an individual holding or exercising an Option shall have none of the rights of a stockholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject shares of Stock or to direct the voting of the subject shares of Stock) until the shares of Stock covered thereby are fully paid and issued to him. Except as provided in Section 13 hereof, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance.

8.8. Delivery of Stock Certificates.

        Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price, such Grantee shall be entitled to the issuance of a stock certificate or certificates evidencing his or her ownership of the shares of Stock subject to the Option.

9.   TRANSFERABILITY OF OPTIONS

9.1. Transferability of Options.

        Except as provided in Section 9.2, during the lifetime of a Grantee, only the Grantee (or, in the event of legal incapacity or incompetency, the Grantee's guardian or legal representative) may exercise an Option. Except as provided in Section 9.2, no Option shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

9.2. Family Transfers.

         If authorized in the applicable Award Agreement, a Grantee may transfer, not for value, all or part of an Option which is not an Incentive Stock Option to any Family Member. For the purpose of this Section 9.2, a "not for value" transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights; or (iii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Grantee) in exchange for an interest in that entity. Following a transfer under this Section 9.2, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Subsequent transfers of transferred Options are prohibited except to Family Members of the original Grantee in accordance with this Section 9.2 or by will or the laws of descent and distribution. The events of termination of Service of Section 8.4 hereof shall continue to be applied with respect to the original Grantee, following which the Option shall be exercisable by the transferee only to the extent, and for the periods specified, in Section 8.4.

10.  FORM OF PAYMENT FOR OPTIONS

10.1.General Rule.

         Payment of the Option Price for the shares purchased pursuant to the exercise of an Option shall be made in cash or in cash equivalents acceptable to the Company.

10.2.Cashless Exercise.

         To the extent the Award Agreement so provides, payment of the Option Price for shares purchased pursuant to the exercise of an Option may be made all or in part by delivery (on a form acceptable to the Board) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the sales proceeds to the Company in payment of the Option Price and any withholding taxes described in Section 14.3.

10.3.Other Forms of Payment.

         To the extent the Award Agreement so provides, payment of the Option Price for shares purchased pursuant to exercise of an Option may be made in any other form that is consistent with applicable laws, regulations and rules.

11.  PARACHUTE LIMITATIONS

        Notwithstanding any other provision of this Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Grantee with the Company or any Affiliate, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this paragraph (an "Other Agreement"), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Grantee (including groups or classes of Grantees or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a "Benefit Arrangement"), if the Grantee is a "disqualified individual," as defined in Section 280G(c) of the Code, any Option held by the Grantee shall not become exercisable or vested (i) to the extent that such right to exercise or vesting, taking into account all other rights, payments, or benefits to or for the Grantee under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any benefit to the Grantee under this Plan to be considered a "parachute payment" within the meaning of Section 280G(b)(2) of the Code as then in effect (a "Parachute Payment") and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Company under this Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise or vesting under this Plan, in conjunction with all other rights, payments, or benefits to or for the Grantee under any Other Agreement or any Benefit Arrangement would cause the Grantee to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Grantee as described in clause (ii) of the preceding sentence, then the Grantee shall have the right, in the Grantee's sole discretion, to designate those rights, payments, or benefits under this Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the benefit to the Grantee under this Plan be deemed to be a Parachute Payment.

12.  REQUIREMENTS OF LAW

12.1.General.

        The Company shall not be required to sell or issue any shares of Stock under any Grant if the sale or issuance of such shares would constitute a violation by the Grantee, any other individual exercising an Option, or the Company of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations, or of the Company's Insider Trading Policy then in effect. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares subject to a Grant upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares hereunder, no shares of Stock may be issued or sold to the Grantee or any other individual exercising an Option pursuant to such Grant unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Grant. Specifically, in connection with the Securities Act, upon the exercise of any Option unless a registration statement under such Act is in effect with respect to the shares of Stock covered by such Grant, the Company shall not be required to sell or issue such shares unless the Board has received evidence satisfactory to it that the Grantee or any other individual exercising an Option may acquire such shares pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Board shall be final, binding, and conclusive. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance of shares of Stock pursuant to the Plan to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option shall not be exercisable until the shares of Stock covered by such Option are registered or are exempt from registration, the exercise of such Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

12.2.Rule 16b-3.

        During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Grants pursuant to the Plan and the exercise of Options granted hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Board does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Board, and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify this Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

13.  EFFECT OF CHANGES IN CAPITALIZATION

13.1.Changes in Stock.

        If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of shares for which grants of Options may be made under the Plan shall be adjusted proportionately and accordingly by the Company. In addition, the number and kind of shares for which Grants are outstanding shall be adjusted proportionately and accordingly so that the proportionate interest of the Grantee immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options shall not change the aggregate Option Price payable with respect to shares that are subject to the unexercised portion of an outstanding Option, as applicable, but shall include a corresponding proportionate adjustment in the Option Price per share. The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration.

       Notwithstanding the foregoing, in the event of any distribution to the Company's stockholders of securities of any other entity or other assets (other than dividends payable in cash or stock of the Company) without receipt of consideration by the Company, the Company may, in such manner as the Company deems appropriate, adjust (i) the number and kind of shares subject to outstanding Grants and/or (ii) the exercise price of outstanding Options to reflect such distribution.

13.2.Reorganization in Which the Company Is the Surviving Entity Which does not
     Constitute a Corporate Transaction.

        Subject to Section 13.3 hereof, if the Company shall be the surviving entity in any reorganization, merger, or consolidation of the Company with one or more other entities which does not constitute a Corporate Transaction, any Option theretofore granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to such Option would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the Option Price per share so that the aggregate Option Price thereafter shall be the same as the aggregate Option Price of the shares remaining subject to the Option immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement evidencing a Grant, any restrictions applicable to such Grant shall apply as well to any replacement shares received by the Grantee as a result of the reorganization, merger or consolidation.

13.3.Corporate Transaction.

                Subject to the exceptions set forth in the last sentence of this
Section 13.3 and the last sentence of Section 13.4 either of the following two actions shall be taken:

                        (i) fifteen days prior to the scheduled consummation of a Corporate Transaction, all Options outstanding hereunder shall become immediately exercisable and shall remain exercisable for a period of fifteen days, or

                        (ii) prior to the consummation of a Corporate Transaction, the Board may elect, in its sole discretion, to cancel any outstanding Grants of Options and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Board acting in good faith) equal to the product of the number of shares of Stock subject to the Option (the "Grant Shares") multiplied by the amount, if any, by which (A) the formula or fixed price per share paid to holders of shares of Stock pursuant to such transaction exceeds
(B) the Option Price applicable to such Grant Shares.

                With respect to the 15-day exercise window described in paragraph (i) above, (a) any exercise of an Option during such fifteen-day period shall be conditioned upon the consummation of the event and shall be effective only immediately before the consummation of the event, and (b) upon consummation of any Corporate Transaction the Plan, and all outstanding but unexercised Options shall terminate. The Board shall send written notice of an event that will result in such a termination to all individuals who hold Options not later than the time at which the Company gives notice thereof to its stockholders. This Section 13.3 shall not apply to any Corporate Transaction to the extent that provision is made in writing in connection with such Corporate Transaction for the assumption or continuation of the Options theretofore granted, or for the substitution for such Options for new common stock options relating to the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and option exercise prices, in which event the Plan, Options theretofore granted shall continue in the manner and under the terms so provided.

13.4.Adjustments.

        Adjustments under this Section 13 related to shares of Stock or securities of the Company shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share. The Board may provide in the Award Agreements at the time of grant, or any time thereafter with the consent of the Grantee, for different provisions to apply to a Grant in place of those described in Sections 13.1, 13.2 and 13.3.

13.5.No Limitations on Company.

        The making of Grants pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

14.  General Provisions

14.1.Disclaimer of Rights.

        No provision in the Plan or in any Grant or Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Affiliate, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, no Grant granted under the Plan shall be affected by any change of duties or position of the Grantee, so long as such Grantee continues to be a director, officer, consultant or employee of the Company or an Affiliate. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan.

14.2.Nonexclusivity of the Plan.

        Neither the adoption of the Plan nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable, including, without limitation, the granting of stock options otherwise than under the Plan.

14.3.Withholding Taxes.

        The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any Federal, state, or local taxes of any kind required by law to be withheld with respect to the issuance of any shares of Stock upon the exercise of an Option. At the time of exercise, the Grantee shall pay to the Company or the Affiliate, as the case may be, any amount that the Company or the Affiliate may reasonably determine to be necessary to satisfy such withholding obligation.

14.4.Captions.

        The use of captions in this Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

14.5.Other Provisions.

        Each Grant under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Board, in its sole discretion.

14.6.Number And Gender.

        With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

14.7.Severability.

        If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

14.8.Governing Law.

         The validity and construction of this Plan and the instruments evidencing the Grant hereunder shall be governed by the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan and the instruments evidencing the Grants hereunder to the substantive laws of any other jurisdiction.


                                      * * *

         To record adoption of the Plan by the Board as of __________ __, 2002, and approval of the Plan by the stockholders on __________ __, 2002, the Company has caused its authorized officer to execute the Plan.




                                          MOTIENT CORPORATION



                                          By:      ________________________
                                          Title:   ________________________

                                                                      APPENDIX A

                               MOTIENT CORPORATION

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                  July 11, 2002

This Proxy is Solicited on Behalf of the Board of Directors of the Company.


The undersigned hereby constitutes and appoints Walter V. Purnell, Jr. and W. Bartlett Snell, and each of them, true and lawful agents and proxies ("Proxies"), with full power of substitution and revocation in each, to attend the Annual Meeting of Stockholders of Motient Corporation to be held at 9:00 a.m., local time, on Thursday, July 11, 2002 at the Bechtel Building, 1801 Alexander Bell Drive, Reston, Virginia, and any adjournment thereof, and thereat to vote all shares of common stock, par value $.01 per share, of the Company, which the undersigned would be entitled to vote if personally present upon the matters set forth on the reverse side and such other business as may properly come before the meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder and in accordance with the judgment of the Proxies as to other matters. If directed by the undersigned to vote for the nominees, or if no direction is made, the votes represented by this proxy will be voted FOR the seven nominees listed on the reverse side, provided, however, that (i) if directed by the undersigned to withhold votes from one or more nominees, the votes represented by this proxy will be voted FOR the remaining nominees as set forth above, and (ii) if, prior to the election, any such nominee shall be unable to serve or for good cause will not serve, the Proxies may vote for such other persons as may be nominated. If no direction is made, this proxy will be voted FOR Proposal 2. This proxy will be voted in the discretion of the Proxies upon the approval of minutes of prior meetings of the stockholders if such approval does not amount to ratification of the action taken at that meeting and such other business as may properly come before the meeting or any adjournment thereof. The undersigned hereby revokes any proxy or proxies heretofore given to vote such shares at said meeting or any adjournments thereof.

The undersigned hereby acknowledges prior receipt of a copy of the Notice of Annual Meeting of Stockholders and proxy statement dated June 7, 2002. This proxy may be revoked at any time before it is voted by returning a later-dated, signed proxy card, delivering a written notice of revocation to EquiServe Trust Company, N.A., P.O. Box 2500, Jersey City, NJ 07303 or voting in person at the meeting.

                                        (Change of address/comments)
                                        ___________________________________
                                        ___________________________________
                                        ___________________________________

             (Continued and to be dated and signed on reverse side.)
                                                                SEE REVERSE SIDE

1.   Election of Directors

     For All Nominees  /_/            Withheld From All Nominees  /_/

     Nominees:    (1) Jared E. Abbruzzese
                  (2) Gerry S. Kittner
                  (3) Walter V. Purnell, Jr.
                  (4) W. Bartlett Snell
                  (5) Steven G. Singer
                  (6) Jonelle St. John and
                  (7) Brandon G. Stranzl.



     For nominees, except vote withheld from the following nominee(s):
                     ____________________________________

2.   Proposal to approve the "Motient Corporation 2002 Stock Option Plan".

                For /_/     Against  /_/      Abstain  /_/



INSTRUCTIONS:

1. Please sign exactly as name is printed hereon.
2. If shares are held jointly, each holder should sign.
3. If signing as executor or trustee or in similar fiduciary capacity, please give full title as such.
4. If a corporation, please sign full corporate name by President or other authorized officer.
5. If a partnership, please sign partner's name by authorized person.

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SIGNATURE(S)                                          DATE



Please complete, sign, date and return this proxy promptly using the enclosed postage prepaid envelope.